Exhibit 2.1

AGREEMENT OF SALE AND PURCHASE

for

Green Acres Shopping Center

by

and

between

GREEN ACRES MALL, L.L.C.,
a Delaware limited liability company

and

VALLEY STREAM GREEN ACRES LLC,
a Delaware limited liability company

Dated as of

October 21, 2012

i

(continued)

(continued)

(continued)

Page

Exhibit 8.1(j)	Bankruptcies/Insolvencies of Operating Agreement Counterparties
Exhibit 8.1(l)	Contracts
Exhibit 8.1(o)	Zoning Changes; Special Use Permits
Exhibit 8.1(r)	Violations
Exhibit 8.1(s)	Assessments
Exhibit 8.1(t)	Tax Proceedings
Exhibit 8.1(u)	Management and Brokerage Agreements
Exhibit 8.1(v)	Environmental Conditions
Exhibit 9.1(d)	Form of Tenant Estoppel Certificate
Exhibit 9.1(e)	Form of Ground Lease Estoppel Certificate
Exhibit 9.1(f)	Form of Operating Agreement Estoppel Certificate
Exhibit 10.3(a)	Form of Deed
Exhibit 10.3(b)	Form of Bill of Sale
Exhibit 10.3(d)	Form of Assignment
Exhibit 10.3(f)	Form of Certificate as to Non-Foreign Status
Exhibit 10.3(g)	Form of Assignment of Leases
Exhibit 10.3(m)	Form of Notice to Tenants
Exhibit 10.3(n)	Form of Assignment of Ground Lease
Exhibit 10.3(o)	Form of Seller’s Title Affidavit
Exhibit 10.6	Insurance
Exhibit 18.1(d)	Form of Assumptions of Collective Bargaining Agreement

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is made as of this 21st day of October, 2012 (the “Effective Date”) between GREEN ACRES MALL, L.L.C., a Delaware limited liability company, having an address of c/o Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019 (collectively, “Seller”), and VALLEY STREAM GREEN ACRES LLC, a Delaware limited liability company, having an address c/o Manatt, Phelps & Phillips, LLP, 7 Times Square, New York, New York 10036, Attn: K. Moore (“Purchaser”).

In consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Definitions.  For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:

“Affiliate” means, with respect to any entity, any other entity that, directly or indirectly, controls, is controlled by or is under common control with such entity.

“Anchor Tenant” means Macy’s, Wal-Mart, Sears, Macy’s Men’s/Furniture Gallery, BJ’s Wholesale Club, Kohl’s and J.C. Penney.

“Assignment” has the meaning ascribed to such term in Section 10.3(c).

“Assignment of Ground Lease” has the meaning ascribed to such term in Section 10.3(n).

“Assignment of Leases” has the meaning ascribed to such term in Section 10.3(g).

“Assignment of Operating Agreements” has the meaning ascribed to such term in Section 10.3(e).

“Assumed Contracts” means those Contracts which are assumable by Purchaser and which Purchaser elects to assume as provided in this Agreement. Not later than forty (40) days prior to the Scheduled Closing Date, Purchaser shall notify Seller in writing of any Contracts which Purchaser does not agree to assume at Closing as an Assumed Contract.  If Purchaser fails to timely deliver such notice to Seller, all Contracts shall be deemed Assumed Contracts.  Notwithstanding the foregoing, (i) no Contract between Seller and an Affiliate of Seller shall be an Assumed Contract, and (ii) the Contracts with Pitney Bowes and Office Solutions, Inc. listed on Exhibit 8.1(l) must be Assumed Contracts.

“Authorities” means the various federal, state and local governmental and quasi-governmental bodies or agencies having jurisdiction over the Real Property and Improvements,

or any portion thereof, including any utility company or other private party entitled to exercise the power of eminent domain.

“Bill of Sale” has the meaning ascribed to such term in Section 10.3(b).

“Broker” has the meaning ascribed to such term in Section 16.1.

“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank in New York, New York is closed for business.

“Capital Improvement”  has the meaning ascribed to such term in Section 7.1.

“Certificate as to Non-Foreign Status” has the meaning ascribed to such term in Section 10.3(d).

“Closing” means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.

“Closing Date” means the date on which the Closing of the transaction contemplated hereby actually occurs.

“Closing Statement” has the meaning ascribed to such term in Section 10.3(j).

“Closing Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 5.3, 5.4, 7.5, 8.1, 8.2, 8.3, 8.4, 9.1, 10.4, 10.5, 10.7, 10.8(a), 16.1, 18.1, 19.3, 19.10, 19.13, 19.16 and Article XIV, and any other provisions which pursuant to their terms survive the Closing hereunder.

“Code” has the meaning ascribed to such term in Section 4.3.

“Collection Costs” has the meaning ascribed to such term in Section 11.1.

“Collective Bargaining Agreements” means (i) the Agreement, dated as of September 5, 2011, between Seller and SEIU Local 32BJ, and (ii) the 2012 Green Acres Mall Agreement, dated as of                 , 2012, by and between Seller and SEIU Local 32BJ, in each case, as the same may have been amended, modified or supplemented from time to time.

“Contracts” means all contracts and agreements between Seller or any of its Affiliates and any third party for the provision of any services, repairs, materials, equipment, maintenance, management, utilities or supplies to the Real Property, Improvements or Personal Property binding upon the Seller or the Property.

“Deductible” has the meaning ascribed to such term in Section 11.1.

“Deed” has the meaning ascribed to such term in Section 10.3(a).

“Deposit Deadline” has the meaning ascribed to such term in Section 4.1.

“Documents” has the meaning ascribed to such term in Section 5.2(a).

“Earnest Money Deposit” has the meaning ascribed to such term in Section 4.1.

“Effective Date” has the meaning ascribed to such term in the Preamble to this Agreement.

“Environmental Laws” means each and every federal, state, county and municipal statute, ordinance, rule, regulation, code, order, requirement, directive, binding written interpretation and binding written policy pertaining to Hazardous Substances issued by any Authorities and in effect as of the date of this Agreement applicable to the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Seller, and as same have been amended, modified or supplemented from time to time prior to the Effective Date, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Water Act (33 U.S.C. § 1321 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Radon Gas and Indoor Air Quality Research Act of 1986  (42 U.S.C. § 7401 et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.) and any and all rules and regulations which have become effective prior to the date of this Agreement under such statutes.

“ERISA” has the meaning ascribed to such term in Section 18.1(d).

“Escrow Agent” means Commonwealth Land Title Insurance Company.

“Exchange” has the meaning ascribed to such term in Section 19.16.

“Existing Financing” means the existing financing which encumbers the Property, pursuant to that certain Loan Agreement, dated as of February 11, 2008, by and among Seller, PB Capital Corporation, as lender, Norddeutsche Landesbank Girozentrale, New York Branch, as lender, and PB Capital Corporation, as administrative agent.

“Existing Title Policy” means Seller’s existing owner’s policy of title insurance for the Real Property.

“Extension Period” has the meaning ascribed to such term in Section 10.1(b).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Regulations” means all statutes, ordinances, rules and regulations of the Authorities applicable to Seller or the use or operation of the Property or any portion thereof.

“Ground Lease Estoppel Certificate” has the meaning ascribed to such term in Section 9.1(e).

“Ground Lease” means the Indenture, dated as of February 22, 1989, by and between The Blumfold Corporation, as landlord, and EQK Green Acres, L.P., as tenant, as modified by letter agreements dated as of April 12, 1989, March 8, 1990, November 30, 1990, August 19, 1991, February 1, 1992 and April 23, 1997, and Lease Amendments dated as of June 22, 1990, August 13, 1990 and August 19, 1991, and as the same has been further amended, modified or supplemented from time to time.

“Guarantor” means Vornado Realty L.P., a Delaware limited partnership.

“Guarantor Consent” has the meaning ascribed to such term in Section 9.1(d).

“Hazardous Substances” means the following (in the case of (a), (b) and (c), to the extent defined, determined or identified as hazardous or toxic under any Environmental Law): (a) asbestos, radon gas and urea formaldehyde foam insulation), (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, petroleum products or byproducts, polychlorinated biphenyls, phosphates, lead or other heavy metals and chlorine, (c) any solid or liquid waste (including, without limitation, hazardous waste), hazardous air pollutant, hazardous substance, hazardous chemical substance and mixture, toxic substance, pollutant, pollution, regulated substance and contaminant, and (d) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Laws.

“Improvements” means all buildings, structures, fixtures, parking areas and other improvements located on the Real Property.

“Intangible Property” means all of Seller’s right, title and interest, to the extent assignable, in and to all (a) logos, designs, service marks, copyrights, trade names, trademarks used solely in connection with the Property, excluding, however, the name “Vornado” and the logos, marks and other intellectual property associated therewith and with variations thereof, but including Seller’s rights in and to the name “Green Acres” and the logos, marks and other intellectual property associated therewith and with variations thereof to the extent used solely in connection with the Property; (b) internet websites, internet domain names, social networking website accounts or similar internet addresses, identifiers or other internet presence relating solely to the Property; (c) telephone exchange numbers identified with the Property, and (d) other intangible property related solely to the Property and Seller’s ownership and operation of the Improvements.

“L/C” has the meaning ascribed to such term in Section 10.4(k).

“L/C Transfer” has the meaning ascribed to such term in Section 10.4(k).

“Leasing Expenditures” has the meaning ascribed to such term in Section 7.3.

“Leases” means all of the leases, subleases, concessions and other similar occupancy agreements entered into by Seller (or a predecessor-in-interest) as landlord, together with all amendments, renewals, modifications, written waivers and guaranties thereof, if any, including any New Leases entered into as provided in this Agreement.

“Licensee Parties” has the meaning ascribed to such term in Section 5.1.

“Licenses and Permits” means, collectively, to the extent assignable, all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by the Authorities exclusively in connection with the Real Property and the Improvements, together with all renewals and modifications thereof.

“Multiemployer Pension Plan” has the meaning ascribed to such term in Section 18.1(d).

“New Leases” has the meaning ascribed to such term in Section 7.3.

“Operating Agreement Estoppel Certificate” has the meaning ascribed to such term in Section 9.1(f).

“Operating Agreements” means the agreements more particularly described on Exhibit 1.1(A), as the same have been amended, modified or supplemented from time to time.

 “Other Liens” means liens (other than Voluntary Liens and any mechanic’s and materialman’s liens filed with respect to any work performed by or for any Tenants other than by Seller or its agents and for which Tenant is not required to reimburse Seller or in connection with Capital Improvements made in accordance with Section 7.1 that will be paid in full at Closing) encumbering the Property (including judgments and federal, state and municipal tax liens) which (i) are in liquidated amounts and which may be satisfied solely by the payment of money (including the preparation or filing of appropriate satisfaction instruments in connection therewith), excluding, however, any liens relating to obligations that are subject to adjustment between Seller and Purchaser pursuant to the terms of this Agreement, and (ii) do not exceed in the aggregate Five Million Dollars ($5,000,000.00).

 “Permitted Exceptions” means and include all of the following: (a) the lien of taxes and assessments not yet due and payable (it being agreed by Purchaser and Seller that if any tax or assessment is levied or assessed with respect to the Property after the Effective Date and the owner of the Property has the election to pay such tax or assessment either immediately or under a payment plan with interest, Seller may elect to pay under a payment plan, which election shall be binding on Purchaser provided that Seller shall pay at or prior to closing any installment due prior to the Closing Date); (b) any exclusions from coverage set forth in the jacket in the form of owner’s policy of title insurance used by the Title Company, it being agreed that Seller shall deliver a title affidavit in the form attached hereto as Exhibit 10.3(o) to permit the Title Company to omit or modify certain of such exclusions; (c) any exceptions caused by Purchaser, its agents, representatives or employees; (d) any matters deemed to constitute Permitted Exceptions under ARTICLE VI hereof; (e) matters disclosed or described on the Survey; (f) title defects and encumbrances to title that are listed on Exhibit 1.1(B); (g) such other exceptions as the Title Company shall commit to insure over with Purchaser’s consent, not to be unreasonably withheld, delayed or conditioned, without any additional cost to Purchaser, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise; (h) any recorded notices of commencement related to on-going construction build-out of any Tenant spaces pursuant to the terms of the Leases (provided the same are shown on the Title Commitment or any update thereof), and any mechanic’s liens filed with respect to work at the Property performed by or for (other than by Seller or any its agents or representatives) any of the Tenants and which the Tenant in question remains obligated to pay and discharge in full at its sole cost and expense; provided, however, that Seller shall use its commercially reasonable efforts to enforce the terms of the applicable Leases and require any such Tenants to post bonds over such liens, and Seller shall cause such bonds to be filed in the Nassau County clerk’s office or such appropriate place of filing, on or prior to the Closing; (i) the Leases and the Assumed Contracts; (j) any state of facts a physical inspection of the Property would disclose as of the Effective Date; and (k) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property.  Permitted Exceptions shall not include matters required to be removed as of closing pursuant to this Agreement.

“Permitted Outside Parties” has the meaning ascribed to such term in Section 5.2(b).

“Personal Property” means (i) all fixtures, furniture, furnishings, tools, artwork, signage, vehicles, machinery, inventory, supplies and equipment as of the Effective Date located at and used or usable in connection with the ownership and operation of the Improvements which are owned by Seller or its property manager, and (ii) all files, books and records relating solely to the ownership and operating of the Property, in whatever form they exist and wherever located which are owned by Seller or its property manager. The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller’s business. Personal Property shall not include (a) materials that are subject to the attorney-client privilege, unless they relate to obligations Purchaser is assuming pursuant to this Agreement, in which case such materials shall constitute Personal Property and the parties shall cooperate to protect such privilege; (b) property owned by Tenants or others, (c) personal property leased by Seller unless Purchaser assumes such lease, or (d) the Improvements.

“Property” has the meaning ascribed to such term in Section 2.1.

“Proration Items” has the meaning ascribed to such term in Section 10.4.

“Proration Time” has the meaning ascribed to such term in Section 10.4.

“Purchase Price” has the meaning ascribed to such term in Section 3.1.

“Purchaser’s Affiliates” means any entity that, directly or indirectly, controls, is controlled by or is under common control with Purchaser, or any entity which Purchaser or one or more of its Affiliates manages or has an ownership interest in.

“Purchaser’s Costs” has the meaning ascribed to such term in Section 3.3.

“Qualified Intermediary” has the meaning ascribed to such term in Section 19.16.

“Real Property” means that certain parcel or parcels of real property more particularly described on the legal description attached hereto and made a part hereof as Exhibit 1.1(C) attached hereto, including Seller’s rights thereto and estates therein pursuant to the Ground Lease, together with all of Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller’s right, title and interest in and to the adjacent streets, alleys and right-of-ways, and any easement rights, air rights, subsurface development rights and water rights.

“Required Tenants” means (i) all Anchor Tenants; (ii) all Tenants at the Property under existing Leases demising 20,000 square feet or more; and (iii) of the remaining Tenants of the Improvements under existing Leases as of the Effective Date, those whose aggregate leased square footage equals or exceeds eighty percent (80%) of the aggregate occupied square footage of the Property under such Leases (exclusive of the square footage occupied by Anchor Tenants and Tenants under existing Leases demising 20,000 square feet or more) (it being agreed that, at current occupancy levels, eighty percent (80%) of the aggregate occupied square footage of the Property, exclusive of the square footage occupied by Anchor Tenants and Tenants under existing Leases demising 20,000 square feet or more, would equal 270,114 square feet).

“Scheduled Closing Date” means Thursday, January 23, 2013, subject to Seller’s right to extend the Scheduled Closing Date as provided in Section 9.1(d), or Purchaser’s right to extend the Scheduled Closing Date as provided Section 10.1(b), or such earlier or later date to which Purchaser and Seller may hereafter agree in writing or as may be specifically provided for in this Agreement.

“Seller Parties” has the meaning ascribed to such term in Section 5.3(c).

“Seller’s Affidavit” has the meaning ascribed to such term in Section 9.1(d).

“Seller’s Affiliates” means any entity that, directly or indirectly, controls, is controlled by or is under common control with Seller.

“Specified Employees” has the meaning ascribed to such term in Section 19.1(a).

“Surety Period” has the meaning ascribed to such term in Section 18.1(d).

“Survey” means that certain survey made by Bock & Clark Corporation and last updated as of September 6, 2012.

“Survival Period” has the meaning ascribed to such term in Section 8.4.

“Tenant Estoppel Certificates” has the meaning ascribed to such term in Section 9.1(d).

“Tenants” means the tenants, licensees or other occupants of space at the Property under the Leases.

“Termination Payments” has the meaning ascribed to such term in Section 18.1(b).

“Termination Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 5.2, 5.3, 5.4 and 12.1, and Articles XIII, XIV, XVI and XIX (other than Section 19.16), and any other provisions which pursuant to their terms survive any termination of this Agreement.

“TI Expenditures” has the meaning ascribed to such term in Section 7.3

“Title Agent” means Commonwealth Land Title Insurance Company.

“Title Commitment” has the meaning ascribed to such term in Section 6.1(c).

“Title Company” means Commonwealth Land Title Insurance Company, provided that it shall enter into a facultative reinsurance agreement with Stewart Title Guaranty Company, as to a ten percent (10%) portion of the Title Policy.

“Title Defects” means any title matters relating to the Real Property or Improvements that are not approved or deemed approved by Purchaser in accordance with this Agreement.  “Title Defects” shall not include (i) liens and security interests securing any financings to Seller and any mechanic’s liens resulting from work at the Real Property that is required hereunder to be paid or discharged by Seller prior to or at the Closing or pro-rated pursuant to Section 10.4, (ii) any Permitted Exceptions, and (iii) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property.

“Title Objection Date” has the meaning ascribed to such term in Section 6.2.

“Title Objections” has the meaning ascribed to such term in Section 6.2.

“Title Policy” means the owner’s title insurance policy issued pursuant to the Title Commitment.

“Treasury Regulations” has the meaning ascribed to such term in Section 19.16.

“Voluntary Liens” means (i) liens and other encumbrances (other than Permitted Exceptions) which Seller has knowingly and intentionally suffered or affirmatively placed on the Property (which includes any mortgage, lien or instrument placed, created or consented to by Seller in violation of Article VII below) and (ii) any mechanic’s lien with respect to work contracted for by Seller at the Property (but excluding any mechanic’s liens filed with respect to any work performed by or for any Tenants, other than by Seller or its agents or in connection with Capital Improvements made in accordance with Section 7.1 that will be paid in full at Closing).

“WARN” has the meaning ascribed to such term in Section 18.1(a).

“Warranties” means assignable warranties and guaranties, if any, held by Seller in connection with the Improvements or Personal Property.

Section 1.2             References: Exhibits and Schedules.  Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference.  The words “herein,” “hereof,” “hereinafter” and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.

Section 1.3             Commercial Reasonableness.  Wherever in this Agreement a party is required to use “commercially reasonable” efforts, the fulfillment of such requirement shall not obligate such party to initiate litigation or declare an event of default with respect to a Tenant under a Lease.

ARTICLE II
AGREEMENT OF SALE AND PURCHASE

Section 2.1             Agreement.  Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest in and to the following (collectively, the “Property”):

(a)           the Real Property;

(b)           the Improvements;

(c)           the Personal Property;

(d)           the Leases, and all security deposits then held by Seller under the Leases, subject to the terms of the applicable Leases;

(e)           the Assumed Contracts;

(f)            the Operating Agreement;

(g)           the Licenses and Permits;

(h)           the Intangible Property;

(i)            the Ground Lease; and

(j)            the Warranties, if any.

ARTICLE III
PURCHASE PRICE

Section 3.1             Purchase Price.  The purchase price for the Property (the “Purchase Price”) shall be Five Hundred Million Dollars ($500,000,000), in lawful currency of the United States of America, payable as provided in Section 3.3.

Section 3.2             Assumption of Obligations.  As additional consideration for the sale of the Property, at the Closing, Purchaser will assume all of the covenants and obligations of Seller pursuant to the Operating Agreement, Assumed Contracts and Licenses and Permits which are to be performed on or subsequent to the Closing Date.

Section 3.3             Method of Payment of Purchase Price.  No later than 12:00 noon (New York time) on the Scheduled Closing Date, subject to the satisfaction of the conditions set forth in Section 9.1 or elsewhere in this Agreement to be satisfied prior to Closing, Purchaser shall deliver to the Title Agent for payment to Seller in accordance with the terms of this Agreement, the Purchase Price (less the Earnest Money Deposit), together with all other costs and amounts to be paid by Purchaser at the Closing pursuant to the terms of this Agreement (collectively, “Purchaser’s Costs”), by Federal Reserve wire transfer of immediately available funds to the account of the Title Agent.  The Title Agent, following authorization and instruction by the parties at the Closing, shall (a) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price, less any costs or other amounts to be paid by Seller at the Closing and prorations pursuant to the terms of this Agreement, (b) pay to the appropriate payees out of the proceeds of closing payable to Seller all costs and amounts to be paid by Seller at the Closing pursuant to the terms of this Agreement, and (c) pay Purchaser’s Costs to the appropriate payees at the Closing pursuant to the terms of this Agreement.

Section 3.4             No Financing Contingency.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that this transaction, and Purchaser’s obligations under this Agreement, are not conditioned on or subject to Purchaser obtaining financing for any portion of the Purchase Price or Purchaser’s Costs, provided that the foregoing shall not be construed to prohibit Purchaser from obtaining acquisition financing for the transactions herein contemplated.

Section 3.5             Cooperation in Assignment of Existing Financing.  Seller shall use commercially reasonable efforts, upon the request of Purchaser, to cooperate in causing an assignment to Purchaser or its designee of the mortgage securing the Existing Financing at Closing, provided, however, that (a) Seller shall not be obligated to incur any out-of-pocket cost or expense in connection with such assignment, and (b) nothing in this Section 3.5 shall be construed as a representation that the lender under the Existing Financing will, or is obligated to cooperate in any such assignment.  Purchaser and its lender shall be entitled to the full benefit of the resulting mortgage recording tax savings.

ARTICLE IV
ESCROW DEPOSIT
AND ESCROW INSTRUCTIONS

Section 4.1             The Earnest Money Deposit.  Purchaser has deposited with the Escrow Agent, by Federal Reserve wire transfer of immediately available funds, the sum of Thirty Million Dollars ($30,000,000) as the deposit (the “Earnest Money Deposit,” which term shall include all interest earned thereon).  Except to the extent otherwise expressly set forth in this Agreement, the Earnest Money Deposit shall be non-refundable to Purchaser. If for any reason whatsoever Purchaser fails to deliver the Deposit to the Escrow Agent, on or before the Deposit Deadline, then this Agreement shall automatically be deemed terminated and neither party shall have any further obligations to the other under this Agreement except for the Termination Surviving Obligations.

Section 4.2             Escrow Instructions.  The Earnest Money Deposit shall be held in escrow by the Escrow Agent in an interest-bearing account, in accordance with the provisions of Article XVII.  Interest on the Earnest Money Deposit shall be earned and credited for the benefit of Purchaser.

Section 4.3                                    Designation of Certifying Person.  In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (the “Code”), and any related reporting requirements of the Code, the Title Agent agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, and Seller and Purchaser hereby designate the Title Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code.

ARTICLE V
INSPECTION OF PROPERTY

Section 5.1                                    Purchaser’s Inspection of the Property.   Purchaser and its authorized agents and representatives (for purposes of this Article V, the “Licensee Parties”) shall continue to have the right, subject to the rights of the Tenants, to enter upon the Real Property at all reasonable times during normal business hours to perform such tests and inspections of the Property as Purchaser may deem appropriate.  Purchaser will provide to Seller not less than twenty-four (24) hours’ advance written (which may be by electronic mail) or telephonic notice of the intention of Purchaser or the other Licensee Parties (x) to enter the Real Property prior to such intended entry, including the intended purpose of its inspections and examinations contemplated to be made, and (y) to communicate with Seller’s or manager’s employees or Tenants’ or Seller’s vendors or the Authorities. Except as required by law or regulations or in connection with carrying out its obligations hereunder, or as permitted in Section 5.2 or Article XII, Purchaser shall not make any notifications or disclosures to any Authorities or any other third party (other than Purchaser’s consultants, attorneys, investors, lenders and other professionals) regarding any matter revealed in its inspections of the Property without Seller’s written permission, which may be withheld in Seller’s sole discretion. To the extent Purchaser makes such permitted notifications or disclosures, Purchaser shall provide Seller with copies of same. At Seller’s option, Seller or a representative of Seller may be present for any entry, inspection or examination of the Property or communication with Seller’s or manager’s employees or Tenants’ or Seller’s vendors or the Authorities.  Notwithstanding anything to the contrary contained herein, no destructive testing or sampling of surface or subsurface soils, surface water, groundwater, or any materials in, on or under the Property, shall be conducted during any entry by Purchaser or any Licensee Party upon the Real Property without Seller’s specific prior written consent, which shall not be unreasonably withheld or delayed.

Section 5.2                                    Document Review and Approval.

(a)                                 Seller has delivered, or made available to Purchaser at the Property, at Seller’s offices in Paramus, New Jersey, or in electronic format, the information and documentation concerning the Property set forth on Exhibit 5.2(a)  (collectively, the “Documents”).

(b)                                 Purchaser acknowledges that Seller has notified Purchaser that the Documents are proprietary and confidential in nature and have been provided to Purchaser solely to assist Purchaser in determining the desirability of acquiring the Property.  Subject only to the provisions of Article XII, Purchaser agrees not to disclose the contents of the Documents or any of the provisions, terms or conditions contained therein to any party outside of Purchaser’s organization other than current or prospective lenders, partners or investors, and Purchaser’s and such other Persons’ respective attorneys, accountants, engineers, consultants (including the Licensee Parties), and the Title Company (collectively, the “Permitted Outside Parties”).   Purchaser shall use commercially reasonable efforts to inform each of the Permitted Outside Parties that receives any of such information of the restrictions set forth in this Section 5.2(b), and to instruct each such Permitted Outside Party to comply with such restrictions.  Purchaser agrees not to divulge the contents of the Documents except in strict accordance with the terms set forth in this Section 5.2 and Article XII.  In permitting Purchaser and the Permitted Outside Parties to review the Documents to assist Purchaser in determining the desirability of acquiring the Property, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller, and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent solely with regard to such waiver.

(c)                                  Purchaser acknowledges that some of the Documents may have been prepared by third parties, and may have been prepared prior to Seller’s ownership of the Property.  Purchaser hereby acknowledges that Seller has not made and does not make any representation or warranty regarding the truth, accuracy or completeness of the Documents or the sources thereof, except as otherwise specifically set forth in this Agreement.  Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the documents, including without limitations any reports or other investigations commissioned by Seller or any of Seller’s Affiliates and, except as otherwise specifically set forth in this Agreement, is providing the Documents solely as an accommodation to Purchaser.

Section 5.3                                    Entry and Inspection Obligations.

(a)                                 Purchaser agrees that in entering upon and inspecting the Property, Purchaser and the other Licensee Parties will (i) comply with any reasonable requirements or guidelines imposed or established by Seller consistent with the other terms hereof, and (ii) shall not unreasonably disturb the Tenants or unreasonably interfere with the use of the Property pursuant to the Leases; shall not unreasonably interfere with the operation and maintenance of the Real Property or Improvements, it being understood and agreed that site visits, inspections and “walk-throughs” do not constitute unreasonable interference or disturbance per se; damage any part of the Property or any personal property owned or held by the Tenants or any other person or entity; not injure or otherwise cause bodily harm to Seller, the Tenants or to any of their respective agents, invitees, contractors and employees; not permit any liens to attach to the Property by reason of the exercise of Purchaser’s rights under this Article V; or not reveal or disclose any information obtained from Seller or the Broker (or as a result of inspections) concerning the Property and the Documents to anyone outside Purchaser’s organization, except in accordance with the terms set forth in Section 5.2(b) and Article XII.  Purchaser will, and shall cause its Licensee Parties to, maintain comprehensive general liability (occurrence) insurance on terms and in amounts reasonably satisfactory to Seller and workers’ compensation insurance in statutory limits to the extent Purchaser or any Licensee Party performs any physical inspection or sampling at the Real Property in accordance with Section 5.1. In each case (other than with respect to worker’s compensation insurance), such policies shall insure Seller, Purchaser, Seller’s property manager, and such other parties as Seller shall reasonably request, and Purchaser shall deliver to Seller evidence of insurance verifying such coverage prior to entry upon the Real

Property.  Purchaser shall also (i) promptly pay when due the costs of all inspections and examinations done with regard to the Property; (ii) cause all inspections to be conducted in accordance with standards customarily employed in the industry and in compliance with all Governmental Regulations; (iii) upon termination of this Agreement other than by reason of Seller’s default, at Seller’s written request, promptly furnish to Seller copies of any third party studies, reports or test results received by Purchaser regarding the Property in connection with any such inspections; and (iv) repair any damage to the Real Property and Improvements resulting from any such entry upon the Real Property and inspection or examination by Purchaser.

(b)                                 PURCHASER HEREBY INDEMNIFIES, DEFENDS AND HOLDS SELLER, SELLER’S AFFILIATES, SELLER’S PROPERTY MANAGER, AND THE AGENTS, DIRECTORS, PARTNERS, MEMBERS, OFFICERS, EMPLOYEES, SUCCESSORS AND ASSIGNS OF EACH OF THEM (COLLECTIVELY, THE “SELLER PARTIES”) HARMLESS FROM AND AGAINST ANY AND ALL LIENS, CLAIMS, CAUSES OF ACTION, DAMAGES, LIABILITIES, DEMANDS, SUITS, AND OBLIGATIONS TO THIRD PARTIES, TOGETHER WITH ALL LOSSES, PENALTIES, COSTS AND EXPENSES RELATING TO ANY OF THE FOREGOING (INCLUDING BUT NOT LIMITED TO COURT COSTS AND REASONABLE ATTORNEYS’ FEES), ARISING OUT OF ANY INSPECTIONS, INVESTIGATIONS, EXAMINATIONS, SAMPLINGS OR TESTS CONDUCTED BY PURCHASER OR ANY OF THE LICENSEE PARTIES, WHETHER PRIOR TO OR AFTER THE DATE HEREOF, WITH RESPECT TO THE PROPERTY. NOTWITHSTANDING THE FOREGOING, PURCHASER SHALL NOT BE LIABLE TO SELLER PARTIES FOR ANY LIABILITIES OR LOSSES ARISING OUT OF ANY EXISTING PHYSICAL OR ENVIRONMENTAL CONDITIONS AT THE PROPERTY.

Section 5.4                                    Sale “AS IS”.

(a)                                 In addition to Purchaser’s inspection and review rights as set forth above, Purchaser may investigate any and all other aspects of the Property as it may desire, including zoning, land use, environmental, economic and may conduct such other examinations, inspections and investigations of the Property or the use or operation thereof which Purchaser, in Purchaser’s sole discretion, determines to make, consistent with the terms of this Agreement.

(b)                                 THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER.  THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS THE RIGHT TO CONDUCT ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY.  OTHER THAN THE MATTERS REPRESENTED IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTATION DELIVERED BY SELLER IN CONNECTION WITH THE CLOSING, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH OTHER REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTATION DELIVERED BY SELLER IN CONNECTION WITH THE CLOSING, SELLER SPECIFICALLY DISCLAIMS, AND NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER, AND NO OTHER WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF THE PURCHASE PRICE, (e) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (g) ANY OPEN BUILDING PERMITS OR OUTSTANDING BUILDING CODE VIOLATIONS RELATED TO THE PROPERTY, WHICH EXCEPT AS OTHERWISE SET FORTH HEREIN PURCHASER AGREES SELLER SHALL HAVE NO OBLIGATION TO CURE, AND (h) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL LAWS, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTATION DELIVERED BY SELLER IN CONNECTION WITH THE CLOSING, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS CONDITION AND STATE OF REPAIR AS OF CLOSING, “AS IS, WHERE IS, WITH ALL FAULTS”.  PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE, AND THAT EXCEPT AS OTHERWISE PROVIDED HEREIN IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS IN PROCEEDING WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.  PURSUANT TO THE TERMS HEREOF, PURCHASER WILL HAVE BEEN GIVEN A SUFFICIENT OPPORTUNITY TO CONDUCT AND HAS CONDUCTED SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE PROPERTY AND RELATED MATTERS AS PURCHASER DEEMS NECESSARY, INCLUDING BUT NOT LIMITED TO THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF SELLER (EXCLUDING THE LIMITED MATTERS REPRESENTED BY SELLER HEREIN AND IN THE CLOSING DOCUMENTATION DELIVERED BY SELLER IN CONNECTION WITH THE CLOSING) NOR OF ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF SELLER.

PURCHASER ACKNOWLEDGES THAT ALL INFORMATION OBTAINED BY PURCHASER WAS OBTAINED FROM A VARIETY OF SOURCES, AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTATION DELIVERED BY SELLER IN CONNECTION WITH THE CLOSING, SELLER WILL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, TRUTH OR ACCURACY OF ANY OF THE DOCUMENTS OR OTHER SUCH INFORMATION HERETOFORE OR HEREINAFTER FURNISHED TO PURCHASER.  UPON THE CLOSING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTATION DELIVERED BY SELLER IN CONNECTION WITH THE CLOSING, PURCHASER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS.  PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTATION DELIVERED BY SELLER IN CONNECTION WITH THE CLOSING, UPON THE CLOSING, SELLER WILL SELL THE PROPERTY TO PURCHASER, AND PURCHASER WILL PURCHASE THE PROPERTY, “AS IS, WHERE IS, WITH ALL FAULTS”.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY.  SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH HEREIN.  PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS IS, WHERE IS” NATURE OF THIS TRANSACTION AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY (SUBJECT TO THE MATTERS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTATION DELIVERED BY SELLER IN CONNECTION WITH THE CLOSING).  PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT AND UNDERSTANDS THE SIGNIFICANCE OF EACH AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.

PURCHASER FURTHER RELEASES SELLER AND THE SELLER PARTIES OF AND FROM AND WAIVES ANY CLAIM OR CAUSE OF ACTION, INCLUDING WITHOUT LIMITATION ANY STRICT LIABILITY CLAIM OR CAUSE OF ACTION, THAT PURCHASER MAY HAVE AGAINST SELLER OR THE SELLER PARTIES UNDER ANY ENVIRONMENTAL LAW, WHETHER NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, RELATING TO ENVIRONMENTAL

MATTERS OR ENVIRONMENTAL CONDITIONS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, OR BY VIRTUE OF ANY COMMON LAW RIGHT, NOW EXISTING OR HEREAFTER CREATED, RELATED TO ENVIRONMENTAL CONDITIONS OR ENVIRONMENTAL MATTERS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY.  THE TERMS AND CONDITIONS OF THIS SECTION 5.4 WILL EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING, AS THE CASE MAY BE, AND WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND ARE HEREBY DEEMED INCORPORATED INTO THE DEED AS FULLY AS IF SET FORTH AT LENGTH THEREIN.

ARTICLE VI
TITLE AND SURVEY MATTERS

Section 6.1                                    Survey and Title Commitment.   Purchaser has ordered from the Title Company a commitment to insure Purchaser’s title to the Real Property, in the amount of the Purchase Price (the “Title Commitment”), together with the best available copies of all documents relating to the title exceptions referred to therein.  Purchaser acknowledges that Seller has delivered the Survey to Purchaser.  Purchaser may, at its cost, cause the Survey to be updated or obtain a new survey by the surveyor of its choice (each, an “Updated Survey”), and Seller shall cooperate in such efforts consistent with its obligations set forth in Section 5.1 above.

Section 6.2                                    Title Update; Title Objections.  Not more than ten (10) nor less than five (5) Business Days prior to Closing, either Purchaser or Seller may cause the Title Commitment to be updated (and if Seller requests Purchaser to cause the Title Company to update the Title Commitment, Purchaser shall cause the Title Company to so update the Title Commitment) and shall cause the other party to be sent a copy of the same.  If the Title Commitment or any such update to the Title Commitment should reveal any Title Defects (which, as used in this Section 6.2, shall exclude a Title Defect that would have an immaterial effect on the marketability of title to the Property), which matter (i) was not caused by Purchaser, and (ii) to which Purchaser objects, Purchaser shall notify Seller of same within two (2) Business Days after Purchaser obtains the Title Commitment or such update to the Title Commitment, but in any event, not less than two (2) Business Days prior to Closing. Nothing contained herein shall preclude the Title Agent from running any subsequent additional title updates prior to Closing, and if any such subsequent update reveals any Title Defects, Purchaser, upon receipt of such report, shall notify Seller of such Title Defects not later than 9:30 a.m. on the date of the Closing (or, if Purchaser receives such update only on the day of the Closing, within a reasonably prompt time after such receipt).  In such event, the provisions of this Section 6.2 and Section 6.3 shall apply to such new Title Defects, and the Closing Date shall be extended in order to allow for the notice and response periods provided therein, plus five (5) Business Days.  If Purchaser fails to object to any matter disclosed in the Title Commitment or in any such update to the Title Commitment within the time period provided, following the expiration of such time period, Seller shall send a second notice to Purchaser notifying Purchaser that the time period for objection has expired, which notice shall contain the following legend in capitalized bold letters on the top thereof:  “THIS IS A SECOND REQUEST FOR COMMENT TO [                              ].  YOUR

RESPONSE IS REQUESTED WITHIN TWO (2) BUSINESS DAYS.  YOUR FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN YOUR RIGHT TO OBJECT TO ANY MATTER SET FORTH IN [                              ] BEING WAIVED.”  In the event that Purchaser fails to respond to such second notice within two (2) Business Days after delivery to Purchaser of such second notice with any express objections in writing to any matter contained within such Title Commitment or update thereto (or if Purchaser does object to certain matters but does not object to other matters), then Purchaser’s right to object to any matter to which it has not expressly objected shall be waived and such matter shall be deemed a Permitted Exception.

Section 6.3                                    Seller Cure Rights.   For purposes of clarity, the foregoing shall in no event require Seller to (i) remove of record any Permitted Exceptions (provided, however, Seller acknowledges that Seller shall obtain, at or prior to Closing, a release of the recorded loan documentation securing the Existing Financing), or (ii) take or bring any action or proceeding or take any other steps to remove any Title Defects or to expend any moneys therefor (and Purchaser shall have no right of action against Seller therefor, at law or in equity), except that Seller shall, on or prior to the Closing, pay, discharge or remove of record or cause to be paid, discharged or removed of record at Seller’s sole cost and expense all of the following items (and the failure of Seller to do so constitutes a default under this Agreement by Seller): (a) Voluntary Liens, regardless of the amount secured or claimed due; and (b) Other Liens.  At Seller’s cost and expense, Seller may bond any such matters to the Title Company’s reasonable satisfaction provided that such bond is in an amount sufficient to satisfy the charge against the Property under the related obligation in full, and such objection shall be deemed cured provided such matter shall not be reflected as an exception in the Title Policy.  Seller shall have the right to apply the proceeds of this transaction to the satisfaction of any lien or encumbrance, but unless expressly required to do so in this Agreement, Seller shall not be under any obligation so to do.  In the event that (i) Seller elects not to attempt to cure one or more of the Title Defects it is not obligated to cure to which Purchaser is entitled to object pursuant to Section 6.2 and does so object, or (ii) Seller is unable to cure one or more of the Title Defects to which Purchaser is entitled to object pursuant to Section 6.2 and does so object for any period elected by Seller, or (iii) the aggregate amount of Other Liens exceeds Five Million Dollars ($5,000,000) and Seller elects not to remove the Other Liens it is not obligated to remove hereunder, then Seller shall so advise Purchaser and Purchaser shall have the right to terminate this Agreement and receive a refund of the Earnest Money Deposit or to waive the Title Defects and proceed to the Closing with an adjustment in the Purchase Price equal to the amount required to cure the Other Liens, up to $5,000,000.  If  Seller is obligated, or elects, to cure such matters, the Closing shall be extended for such reasonable period of time as Seller may elect, not to exceed sixty (60) days, to allow Seller to effectuate such cure, with the Closing to occur on a Business Day specified by Seller and not later than five (5) Business Days from the date of Seller’s delivery to Purchaser of evidence reasonably acceptable to Purchaser that such matters have been cured.

ARTICLE VII
INTERIM OPERATING COVENANTS

Section 7.1                                    Operations.  Until Closing, Seller shall cause the Property to be operated and maintained in a businesslike manner and substantially in accordance with Seller’s past practices with respect to the Property, provided that any casualty loss or taking by eminent domain shall be governed by Section 11 hereof.  Notwithstanding the foregoing provision of this Section to the contrary, Seller shall not be required to make or complete any structural or extraordinary repairs, replacements or capital improvements with respect to the Property (“Capital Improvement”) other than those described on Exhibit 7.1, which Seller shall complete at its cost.  Seller shall not make any other Capital Improvements to the Property unless either (i) such Capital Improvement is necessary to maintain and protect the Property, to comply with the obligations of Seller as lessor under the Leases, or to comply with applicable law, or (ii) Purchaser has given its prior approval thereto, and in all such cases described in clauses (i) or (ii), Purchaser shall reimburse Seller for the expenditures for such Capital Improvement at the Closing, upon reasonable evidence by Seller that Seller has completed and paid for such Capital Improvement, in a good and workmanlike manner free and clear of liens.

Section 7.2                                    New Contracts; Modification of Contracts.  Seller will not enter into any new Contracts with respect to the Property without Purchaser’s prior consent in any such instance, unless (i) such new Contract is terminable at the option of Seller or Purchaser without penalty upon not more than thirty (30) days written notice, or (ii) any such new Contract will be terminated before the Closing Date. Seller will not amend any Assumed Contract without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.3                                    New Leases.

(a)                                 Commencing as of the Effective Date and continuing to and including the Closing Date, as long as this Agreement has not been terminated, Seller will not execute new leases, or amend, modify or accept the surrender of any existing tenancies which are not in material default beyond applicable notice and cure periods or approve any subleases without the prior consent of Purchaser, which consent may be withheld or conditioned in Purchaser’s sole discretion; provided, that Purchaser’s prior consent shall not be required with respect to the execution, amendment, modification or surrender of leases with a term of one (1) month or less or that are terminable or non-renewable at either party’s option on one (1) month’s notice.

(b)                                 With respect to any new leases or extensions or amendments to any existing Leases or any Lease which is extended pursuant to any exercise by the Tenant of an option in such Lease, where such lease, extension or amendment is executed or, with respect to an extension option, such option is exercised after the Effective Date and before the Closing Date in compliance with Section 7.3(a) (including, for the avoidance of doubt, leases with a term of one (1) month or less or that are terminable or non-renewable at either party’s option on one (1) month’s notice) (each of the foregoing being referred to as a “New Lease”), and, in each case, provided that Purchaser has given its prior approval of such New Lease (except for exercises of extension options by Tenants, which shall not require Purchaser’s prior approval), then at Closing Purchaser shall reimburse Seller, in cash, against delivery of appropriate and customary lien waivers, invoices and other proofs of payment, for:

(i)                                     all out-of-pocket, verifiable tenant improvement costs and expenses incurred by Seller for repairs, improvements, equipment, painting, decorating, partitioning, carpeting, and other work performed in the Tenant’s space, to the extent required under such New Lease including, without limitation, any reimbursements paid to the Tenant in connection with any such work performed by the Tenant (but excluding costs incurred to satisfy any existing obligation owed to any Tenant under its prior leasing agreements) (collectively, the “TI Expenditures”), to the extent that such TI Expenditures have been paid by Seller as of the date of Closing, and

(ii)                                  all leasing or brokerage commissions payable to any third party not affiliated with  Seller in connection with a New Lease or if payable to any Affiliate of Seller, only to the extent the same are on market terms (collectively, the “Leasing Expenditures”), to the extent such Leasing Expenditures have been paid by Seller as of the date of Closing.

Purchaser shall assume liability for unpaid Leasing Expenditures and TI Expenditures with respect to New Leases which Purchaser has approved (to the extent Purchaser’s approval is required by this Section 7.3), and shall indemnify the Seller Parties from and against any claims made in connection such Leasing Expenditures and TI Expenditures with respect to such New Leases.  Notwithstanding the foregoing, Seller agrees that Purchaser will be entitled to a credit at Closing against the Leasing Expenditures and TI Expenditures due from Purchaser to Seller in an amount equal to the applicable Leasing Expenditure or TI Expenditure, multiplied by a fraction, the numerator of which is the number of months (which number may be a fraction, in the event of any partial months) under the applicable lease for the period from the date of the rent commencement of such lease (if a new lease) or the date of the rent commencement under the extension or amendment of such lease (if an existing Lease) until the date of Closing, and the denominator of which is the total number of months (which number may be a fraction, in the event of any partial months) in the term of such new lease or extension or amendment after the commencement of rent thereunder.  For the avoidance of doubt, Seller shall not be responsible for costs of landlord’s work, tenant improvements, tenant allowances and leasing commissions for leases not executed as of the Effective Date with Blink Fitness Center, Guitar Center, Pink, Aldi, Inc. and/or Chuck E. Cheese or certain outparcels, notwithstanding any contrary proposals made by Seller or its brokers or other agents before the Effective Date.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, Seller reserves the right, but is not obligated, to (i) institute summary proceedings against Tenants after giving Purchaser prior written notice of same but without the need to obtain Purchaser’s consent thereto (provided that Purchaser’s prior written consent, not to be unreasonably withheld, delayed or conditioned, shall be required with respect to the settlement or other disposition of any such proceedings), or (ii) terminate the Leases as a result of a default by Tenants therein after the expiration of applicable notice and grace periods prior to the date of Closing after giving Purchaser prior written notice of same, provided that Seller shall have obtained Purchaser’s consent thereto, which consent may be withheld, conditioned or delayed in Purchaser’s sole discretion. Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Property or any part thereof by any Tenants.  The removal of the defaulting Tenants whether by summary proceedings or otherwise prior to the date of Closing shall not give rise to any claim on the part of Purchaser (provided Seller shall have obtained Purchaser’s consent as provided above).  Purchaser agrees that it shall not be grounds for Purchaser’s refusal to close this transaction that a Tenant (including an Anchor Tenant) may be a holdover Tenant or in default under its Lease on the date of Closing and

Purchaser shall accept title subject to such holding over or default without credit against, or reduction of, the Purchase Price, except as provided in Section 10.4 and Section 10.5.

(d)                                 With respect to any consent requested of Purchaser under this Section, if Purchaser fails to consent or expressly withhold its consent (stating with specificity the basis of its objection) within five (5) Business Days after its receipt of written request for such consent, Seller shall send a second notice to Purchaser requesting Purchaser’s consent, which second notice shall contain the following legend in capitalized bold letters on the top thereof:  “THIS IS A SECOND REQUEST FOR CONSENT TO [                              ].  YOUR RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS.  YOUR FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN YOUR CONSENT BEING DEEMED TO HAVE BEEN GRANTED.”  In the event that Purchaser fails to respond to such second notice within five (5) Business Days after delivery to Purchaser of such second request by either consenting or expressly withholding its consent (stating with specificity the basis of its objection), then Purchaser’s consent shall be deemed to have been granted.

(e)                                  The provisions of this Section shall survive Closing.

Section 7.4                                    Delivery of Tenant Estoppel Certificates.  Within thirty (30) days after the Effective Date, Seller shall commence its commercially reasonable efforts to obtain Tenant Estoppel Certificates as provided in Section 9.1(d) hereof, Ground Lease Estoppel Certificates as provided in Section 9.1(e), and Operating Agreement Estoppel Certificates as provided in Section 9.1(f), and shall deliver to Purchaser after receipt, and subject to the timing requirements contained in such Sections, each Tenant Estoppel Certificate, Ground Lease Estoppel Certificate or Operating Agreement Estoppel Certificate Seller receives that is in final form (or, if the applicable party does not deliver an executed Tenant Estoppel Certificate, Ground Lease Estoppel Certificate or Operating Agreement Estoppel Certificate but has submitted draft estoppels to Seller, the last draft estoppel submitted by such party, along with any correspondence accompanying such draft estoppel).

Section 7.5                                    Environmental Indemnity.  Notwithstanding anything to the contrary in this Agreement, and except to the extent Purchaser receives reimbursement for the same under any insurance policy, until the third anniversary of the Closing Date, Seller shall be solely liable and shall indemnify Purchaser for, and hold Purchaser harmless against, any and all cleanup, property damage and personal injury claims, costs, damages, loss and expense (including reasonable attorney’s and consultant fees) in any way arising from any Hazardous Substance, whether known or unknown, that is present on, under, above or has migrated onto or from the Property on or before the Closing, to the extent the same exceed applicable legal or regulatory standards (and for clarity, excluding the cost of any asbestos remediation inside of any structure existing on the Effective Date). Purchaser will reasonably cooperate with Seller and its Affiliates and agents in obtaining the benefit of any insurance policy with respect to the matters described in the preceding sentence.  The provisions of this Section 7.5 shall survive the Closing.

Section 7.6                                    Temporary Certificates of Occupancy.  Prior to the Closing Date, Seller will use commercially reasonable efforts to cause any Tenant that is in violation of its obligation to obtain or renew a temporary certificate of occupancy for any part of the Property to remedy the same.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

Section 8.1                                      Seller’s Representations and Warranties.  The following representations and warranties shall be true as of the Effective Date and, unless otherwise provided by the terms of such representation and warranty and subject to the terms of Section 8.3, as of the Closing Date.  Subject to the limitations set forth in Section 8.4 of this Agreement, Seller represents and warrants to Purchaser the following:

(a)                                  Status.  Seller is a Delaware limited liability company, duly organized and validly existing under the laws of the State of Delaware, and is authorized to transact business in the State of New York.

(b)                                 Authority.  The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to the effect of laws pertaining to bankruptcy, moratorium, fraudulent conveyance, creditors’ rights generally and equity principles and an implied covenant of good faith and fair dealing.  No consents or approvals for the transactions herein contemplated are required to be obtained by Seller from any third parties or any Authority.

(c)                                  Non-Contravention.  The execution and delivery of this Agreement by Seller do not, and the performance of Seller’s obligations hereunder, including the consummation by Seller of the transactions contemplated hereby at Closing, will not, (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority binding upon Seller or the Property, or (ii) result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other agreement or instrument by which Seller or the Property is bound, which default would reasonably be expected to have a material adverse effect on the Property or its operations taken as a whole or the ability of Seller to consummate the transaction contemplated hereby.

(d)                                 Non-Foreign Entity.  Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(e)                                  Suits and Proceedings.  Except as previously disclosed by Seller to Purchaser or as indicated on Exhibit 8.1(v), as of the Effective Date, there are no actions, suits, arbitrations, governmental investigations or other proceedings pending and served or, to Seller’s knowledge, threatened or pending but not yet served against Seller or the Property before any court or Authority, except for mechanic’s liens disclosed on Exhibit 1.1(B) or that are being contested by Seller (provided, Seller will be obligated to remove mechanic’s liens to the extent required in Article VI).

(f)                                    Condemnation.  As of the Effective Date, Seller has not received any written condemnation notice from any Authority with respect to all or part of the Real Property, and has no actual knowledge that any condemnation or eminent domain proceeding has commenced or is pending or threatened .

(g)                                 Employees.  Seller does not have any employees or hired persons in connection with the management, operation or maintenance of the Property.  There are no pending or outstanding negotiations, grievances, claims, pending or threatened strikes or job actions under any of the Collective Bargaining Agreements.  To Seller’s knowledge, Seller’s Affiliates have made all contributions required to be made by them to any multiemployer pension plan in respect of the Specified Employees (provided, that no representation or warranty is made with respect to the funding status of any such pension plan as a whole).

(h)                                 Leases.  The only Tenants of the Real Property are set forth on the Rent Roll, subject to the right of Seller to execute New Leases as provided in this Agreement. The copies of the Leases heretofore delivered by Seller to Purchaser are true, correct and complete copies thereof in all material respects. To Seller’s knowledge, as of the Effective Date, except as previously disclosed to Purchaser by Seller, no tenant under any Lease has filed (or has had filed against it) any bankruptcy, insolvency or similar proceeding, and no Tenant is in monetary default under its Lease beyond any applicable notice and cure periods.  The schedule of the amount and form of all Security Deposits held by Seller under the Leases previously delivered to Purchaser by Seller (the “Security Deposit Schedule”) is true, accurate and complete. As of the Effective Date, the rent roll previously delivered to Purchaser by Seller (the “Rent Roll”) is true, accurate and complete with respect to (i) the identity of the Tenants listed on such Rent Roll, and (ii) the amounts of the annual base rent referenced on such Rent Roll.  Notwithstanding the foregoing, no representation in this Section 8.1(h) is made with respect to any possible assignments of any of the Leases not consented to by Seller or any subleases, licenses or underlettings under any Lease (except that the Rent Roll contains information about subleases and assignments that were consented to by Seller).

(i)                                     Ground Lease.  The Ground Lease is the only ground lease by which Seller leases all or any portion of the Property. The copy of the Ground Lease heretofore delivered by Seller to Purchaser is true, correct and complete copies thereof in all material respects, and the Ground Lease has not otherwise been terminated or modified or amended in any respect.  To Seller’s knowledge, Seller is not in default under the Ground Lease, and Seller has not received any notice that it is in default under the Ground Lease.  To Seller’s knowledge, as of the Effective Date, the landlord under the Ground Lease has not filed (or has had filed against it) any bankruptcy, insolvency or similar proceeding, and the landlord is not in default under the Ground Lease.  Set forth on Exhibit 8.1(i)  is a schedule of the amount and form of all Security Deposits held by the lessor under the Ground Lease.

(j)                                     Operating Agreements.  The Operating Agreements are the only reciprocal easement agreements relevant to the ownership or operation of the Property.  The copies of the Operating Agreements heretofore delivered by Seller to Purchaser are true, correct and complete copies thereof in all material respects, and the Operating Agreements have not otherwise been terminated or modified or amended in any respect other than pursuant to amendments or modifications previously delivered by Seller to Purchaser.  As of the Effective Date, Seller has not received any written notice that it is in default under any Operating Agreement, and has no knowledge that it is in default under any Operating Agreement.  To Seller’s knowledge, as of the

Effective Date, except as set forth on Exhibit 8.1(j), no counterparty to any Operating Agreement has filed (or has had filed against it) any bankruptcy, insolvency or similar proceeding, and no such party is not in default under any Operating Agreement.

(k)                                  OFAC. To Seller’s knowledge, Seller is currently in compliance in all material respects with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance in all material respects with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(l)                                     Contracts.  As of the Effective Date, there are no Contracts except as set forth on Exhibit 8.1(l) attached hereto. With respect to each of the Assumed Contracts, to the knowledge of Seller, as of the Effective Date, (i) each is in full force and effect, and (ii) each has not been amended or assigned, except as indicated on Exhibit 8.1(l). The copies of the Contracts that Seller has previously delivered to Purchaser are true, complete and correct in all material respects. Seller does not represent or warrant that any particular Contract will be in force or effect as of the Closing or that the parties to such Contracts will not be in default under their respective Contracts, and neither the existence of any default of any party under any such Contracts nor the fact that any Contract is not in effect as of Closing shall affect the obligations of Purchaser hereunder.  In addition, in the event that any Contracts existing as of the Effective Date are not listed on Exhibit 8.1(l), and such Contracts can be terminated without any premium, penalty or other payment (unless an affiliate of Seller reasonably acceptable to Purchaser agrees to pay the same) upon not more than thirty (30) days’ advance notice and such Contracts are either (x) actually terminated prior to the Closing (or terminated after the Closing and an affiliate of Seller reasonably acceptable to Purchaser agrees to pay the costs under any such Contract which accrues after the Closing), or (y) approved in writing by Purchaser prior to the Closing, then the failure to include any such Contracts on Exhibit 8.1(l)  shall not be considered a breach of this representation by Seller.

(m)                               Brokerage Agreements.  Except as previously disclosed to Purchaser by Seller, (i) there are no brokerage agreements with respect to the Property with any party that will be binding upon Purchaser following the Closing, and (ii) there is no remaining obligation, present or contingent, on the part of Seller or any Affiliate of Seller to pay to any broker or other party any commission, finder’s fee or similar compensation with respect to the current term or renewal of the term or expansion of the space covered by any Lease, and there is no such amount which may become payable in the future (excluding, however, in respect of any future lease renewals or the future leasing of additional space to any Tenant) with respect to any Lease.

(n)                                 Tenant Improvements.  Except as previously disclosed to Purchaser by Seller, there is no tenant improvement work required to be performed or tenant improvement allowances payable by the landlord under the Leases which work has not been completed and fully paid for, or allowance fully paid to the applicable Tenant, and there is no tenant improvement work which is required to be completed after the date hereof by the landlord under the Leases, and there is no other amount owed to any Tenant in respect of reimbursements of all or any portion of Rents previously paid.

(o)                                 Rezoning.   Except as set forth on Exhibit 8.1(o), as of the Effective Date, Seller has not received written notice of, and does not otherwise have knowledge of, any pending or proposed change in the zoning or any special use permit of the Property.

(p)                                 Rights of First Refusal.  No party has any options, rights of first offer, or rights of first refusal to purchase all nor any portion of the Property.  No party has any options, rights of first offer, or rights of first refusal to lease or otherwise occupy all nor any portion of the Property, except as set forth in the Leases delivered to Purchaser pursuant to Section 5.2 above.

(q)                                 Bankruptcy.  Seller is not a party as a debtor to and does not contemplate being the subject of a voluntary or involuntary proceeding as a debtor under Chapter 11 of Title 11 of the U.S. Code or under any state laws relating to debtors, or subject to any general assignment for the benefit of creditors, and Seller is solvent and able to pay its debts as they become due.  Neither Seller nor the Property is in the hands of a receiver nor is an application pending for a receiver for Seller or the Property.

(r)                                    Violations.  Except as set forth on Exhibit 8.1(r) or Exhibit 8.1(v) hereto, as of the Effective Date, in the twelve (12) months prior to the Effective Date, Seller has received no written notice from any Authority alleging that the Property or any portion thereof is in violation of or in default with respect to any law, administrative rule, regulation, judgment, decision, order, writ, injunction, decree or demand of any court or any Authority, except for such notices that have been withdrawn or cured.  All fines and penalties that are liquidated in amount and that are associated with such violations and defaults, together with any interest thereon, shall be paid in full and discharged by Seller prior to Closing.

(s)                                  Assessments.  Except as set forth on Exhibit 8.1(s)  hereto, within the one year period immediately preceding the date of this Agreement, Seller has received no written notice from any governmental authority of any special or other assessments for public improvements or otherwise now affecting the Property nor does Seller have knowledge of any pending special or other assessments affecting the Property or any tax abatements or exemptions affecting the Property.

(t)                                    Tax Proceedings.  Except as set forth on Exhibit 8.1(t)  hereto, as of the Effective Date, Seller is not prosecuting any real estate tax protests or proceedings affecting the Property.

(u)                                 Management and Brokerage Agreements. As of the Closing, except as set forth on Exhibit 8.1(u)  hereto, there will be no management, leasing or brokerage agreements affecting Seller’s interest in the Property.

(v)                                 Environmental Conditions.  Except as disclosed on Exhibit 8.1(v), (a) to Seller’s knowledge, the Property is free from Hazardous Substances, except for Hazardous Substances that may be present in the ordinary course of the shopping center business conducted by Seller or Tenants or used in the ordinary course of the maintenance of the Property in accordance with Environmental Laws, (b) to Seller’s knowledge, no underground storage tanks are located on or under the Property, and (c) as of the Effective Date, Seller has received no uncured written notice from any Authority of and has no knowledge of any violation of Environmental Laws with respect to the Property.

(w)                               Documents.   The Documents provided or made available to Purchaser are true, correct and complete originals or copies thereof as contained in Seller’s files.

References in this Agreement to the “knowledge” of Seller shall refer only to the actual knowledge of Michael J. DeMarco, Robert Minutoli and Stanley L. Morrow, without any duty of inquiry or to make any investigation or any obligation to undertake any review or investigate any documents, and all references in this Section 8.1 regarding notices or other information “received by Seller” means written notices in the actual possession of the named individuals or of which such individuals have actual knowledge.

Section 8.2                                      Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Seller the following which representations and warranties shall be true as of the Effective Date and as of the Closing Date:

(a)                                  Status.  Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Delaware, and as of the Closing will be authorized to transact business in the State of New York.

(b)                                 Authority.  The execution and delivery of this Agreement and the performance of Purchaser’s obligations hereunder have been duly authorized by all necessary action on the part of Purchaser and this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to creditors’ rights generally and equity principles.

(c)                                  Non-Contravention.  The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

(d)                                 Consents.  No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

(e)                                  OFAC.  To Purchaser’s knowledge, Purchaser is currently in compliance in all material respects with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance in all material respects with the regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking

Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

Section 8.3                                      Modifications of Representations and Warranties.  As and to the extent that, as of the Effective Date, (i) Purchaser has actual knowledge of any breach of a representation, warranty or certification of Seller, or (ii) any Document made available for Purchaser’s review, due diligence test, any investigation or inspection of the Property or its operation by Purchaser or any Licensee Party, or any written disclosure by Seller or Seller’s agents or employees, discloses one or more facts that conflict or are inconsistent with any such representation, warranty or certification, then such representation, warranty or certification shall be deemed to be modified by such knowledge, Document, investigation or inspection, or disclosure provided that any such conflict or inconsistency is not a result of a breach of any covenant of Seller under this Agreement.

Section 8.4                                      Survival of Representations and Warranties.  The representations and warranties of Seller set forth in this Agreement (as modified or deemed modified by Section 8.3) will survive the Closing for a period of nine (9) months (the “Survival Period”), after which time they will merge into the Deed (except that the survival of the representations and warranties set forth in Section 8.1(a) through (d) and Section 8.1(k) shall not be so limited), provided, however, that if Purchaser delivers notice of a breach of the representations and warranties of Seller, setting forth in reasonable detail the claim, prior to the expiration of the survival period, then Purchaser shall have an additional two (2) months to commence a legal action with respect thereto, and the Survival Period shall be extended until final resolution of such claim and payment of any judgment or settlement with respect thereto.  Purchaser will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations or warranties, or any breach of such representations or warranties, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds $1,000,000.00, at which point Seller shall be liable for all liability and losses in excess of $1,000,000.00.  In addition, in no event will Seller’s liability for all such breaches exceed, in the aggregate, the sum of $15,000,000.

Section 8.5                                      Post-Closing Liability for Representations and Warranties.  After the Closing occurs, Seller shall have no liability with respect to any representation, warranty or certification of Seller to the extent that, prior to the Closing, (i) Purchaser has actual knowledge of the breach of such representation, warranty or certification, or (ii) any Document made available for Purchaser’s review, any due diligence test, investigation or inspection of the Property or its operation by Purchaser or any Licensee Party, or any written disclosure by Seller or Seller’s agents or employees made to Purchaser at least two (2) days before the Closing, discloses one or more facts that conflict or are inconsistent with any such representation, warranty or certification, and in any such case Purchaser nevertheless consummates the Closing hereunder; provided, however, that if any representation, warranty or certification of Seller contained in Section 8.1 becomes untrue after the Effective Date as a result of a breach by Seller after the Effective Date of the terms of this Agreement, then, if Purchaser purchases the Property notwithstanding such untrue representation, warranty or certification, Purchaser shall be entitled to its remedies after the Closing as provided in this ARTICLE VIII with respect to any such untrue representation, warranty or certification. The Closing Surviving Obligations and the Termination Surviving Obligations will survive the Closing or termination of this Agreement, as

applicable, without limitation unless another period is otherwise specified in this Agreement.   It is hereby acknowledged and agreed by Purchaser that the remedies set forth in this ARTICLE VIII shall be the sole and exclusive remedies (and Purchaser hereby waives all other remedies available to Purchaser at law or in equity) with respect to a breach by Seller of its representations, warranties and certifications made or undertaken by Seller under this Agreement.

ARTICLE IX
CONDITIONS PRECEDENT TO CLOSING

Section 9.1                                      Conditions Precedent to Obligation of Purchaser.  The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Scheduled Closing Date (or as otherwise provided) of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion (and shall be deemed satisfied or waived upon Closing):

(a)                                  Seller shall have delivered to the Title Agent all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.3, Seller shall have provided written authority to the Title Agent to release such documentation to Purchaser, and the Title Company (or another nationally recognized title company) shall be prepared to issue an owner’s title policy to the Property as provided in the Title Commitment, subject only to Permitted Exceptions.

(b)                                 All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date, except as otherwise provided in Section 8.3.  If Seller breaches any representation or warranty of Seller contained in this Agreement, and if Purchaser has knowledge of such breach, Purchaser shall give prompt notice and evidence of such breach to Seller.  At its option, Seller shall then have a maximum of ten (10) Business Days to cure the condition causing the underlying representation or warranty to be untrue or incorrect, and if Seller elects to cure the same, the Scheduled Closing Date shall be extended by a maximum of ten (10) Business Days to permit Seller to cure the breach within such period.  Upon Seller’s timely cure of any such breach, this condition shall be deemed to have been satisfied and closing shall occur on a Business Day specified by Seller and not later than five (5) Business Days following delivery by Seller to Purchaser of evidence reasonably satisfactory to Purchaser that such breach has been cured, but not sooner than the Scheduled Closing Date.

(c)                                  Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller prior to or as of the Closing Date.

(d)                                 Further to Seller’s obligations under Section 7.4, Seller will use commercially reasonable efforts to deliver to Purchaser no less than five (5) Business Days before the Scheduled Closing Date a completed and executed tenant estoppel certificate in substantially the form attached hereto as Exhibit 9.1(d)  (or in such other form as may otherwise be set forth or prescribed in the applicable Lease or, if the Tenant in question is a national tenant that utilizes a standard form, then on such form) from each of the Tenants under the Leases

(collectively, the “Tenant Estoppel Certificates”), but a failure of Seller to obtain from any one or more Tenants any of such Tenant Estoppel Certificates shall not be grounds for any delay or cancellation of the Closing hereunder, except that Purchaser’s obligation to close the transaction contemplated by this Agreement is conditioned upon the delivery to Purchaser on or before the Scheduled Closing Date of Tenant Estoppel Certificates (subject to Seller’s right to deliver a Seller’s Affidavit with respect thereto) from Required Tenants (1) containing no information that differs in any material respect from the copies of such Lease provided to Purchaser by Seller prior to the Effective Date or from the information in respect of such Lease contained in the Rent Roll and the security deposit amount contained on the Security Deposit Schedule, and, for clarity, no assertion of any options or rights in favor of the relevant Tenant (such as renewal or expansion rights) not otherwise contained in the Lease provided to Purchaser by Seller prior to the Effective Date, (2) not alleging a material default or unpaid or unperformed material obligation on the part of the Seller, or a material  dispute with Seller (provided, that if a Tenant Estoppel Certificate discloses an immaterial default or unperformed immaterial obligation by Seller, Seller shall use commercially reasonable efforts to cure the same but the failure of such cure shall not affect the validity of the Tenant Estoppel Certificate) and (3) in substantially the form attached hereto as Exhibit 9.1(d)  (or in such other form as may otherwise be set forth or prescribed in the applicable Lease or, if the Tenant in question is a national tenant that utilizes a standard form, then on such form).  In determining whether the foregoing requirement has been satisfied, Purchaser agrees not to object to any non-material qualifications or modifications which a Tenant may make to the form of Tenant Estoppel Certificate. Seller shall forward to Purchaser all executed Tenant Estoppel Certificates promptly upon receipt by Seller. If Purchaser does not expressly object in writing to any matter contained within any delivered Tenant Estoppel Certificate or any proposed draft thereof before the date five (5) Business Days after receipt thereof, Seller shall send a second copy of such Tenant Estoppel Certificate or draft to Purchaser, along with a notice which shall contain the following legend in capitalized bold letters on the top thereof:  “THIS IS A SECOND REQUEST FOR COMMENT TO [                              ].  YOUR RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS.  YOUR FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN YOUR RIGHT TO OBJECT TO ANY MATTER SET FORTH IN [                              ] BEING WAIVED.”  In the event that Purchaser fails to respond to such second notice within five (5) Business Days after delivery to Purchaser of such second notice with any express objections in writing to any matter contained within such delivered Tenant Estoppel Certificate or such proposed draft thereof, then Purchaser shall be deemed to have approved such Tenant Estoppel Certificate or the matters set forth in such proposed draft. Unless Seller shall have elected to provide Purchaser with a Seller’s Affidavit, the Scheduled Closing Date shall be postponed by a period not to exceed two (2) Business Days to allow Purchaser to review the Tenant Estoppel Certificates unless such period is waived by Purchaser (except that if Tenant Estoppel Certificates have been received from all tenants in clauses (i) and (ii) of the definition of Required Tenants and from remaining Tenants of the Improvements under existing Leases as of the Effective Date whose aggregate leased square footage equals or exceeds seventy-five percent (75%) of the aggregate occupied square footage of the Property under such Leases (exclusive of the square footage occupied by Anchor Tenants and Tenants under existing Leases demising 20,000 square feet or more), then the Scheduled Closing Date may not be so postponed).  Seller agrees to request that any guarantor(s) of the Leases execute a joinder or consent with respect to the applicable Tenant’s Tenant Estoppel Certificate confirming the guarantor’s agreement with such Tenant Estoppel Certificate (a “Guarantor Consent”), but if the applicable lease does not require the guarantor thereunder to provide a Guarantor Consent then the Seller shall not be required to obtain a Guarantor Consent with respect to such Lease and the delivery of a Guarantor Consent with respect to such Lease shall not be a condition precedent to Purchaser’s obligation to close this transaction in accordance with the terms of this Agreement.

If Seller does not timely deliver Tenant Estoppel Certificates from the Required Tenants, the Ground Lease Estoppel Certificate from the lessor under the Ground Lease, or the Operating Agreement Estoppel Certificate from the other party to the Operating Agreement, Seller may, at Seller’s option, but shall not be required to postpone the Closing for a period not to exceed thirty (30) days to obtain the same.  In the event Seller does not so elect to postpone the Closing, solely with respect to the Tenant Estoppel Certificates, Seller shall deliver at Closing in lieu thereof, which Purchaser shall accept, a representation and warranty from Seller (the “Seller’s Affidavit”) containing the same information required to be contained in the Tenant Estoppel Certificates with respect to those Required Tenants for which the Tenant Estoppel Certificates are not delivered by Seller.  If Seller has postponed the Closing pursuant to the immediately preceding sentence and, at the end of thirty (30) days, has not received executed Tenant Estoppel Certificates from the Required Tenants, then Seller shall be required to deliver at Closing, and Purchaser shall be required to accept, the Seller’s Affidavit in lieu of any such missing estoppel certificates.  For the avoidance of doubt, Seller’s Affidavits, if any, (i) shall be subject to the first sentence of Section 8.4, except that the Survival Period applicable to such Seller’s Affidavits shall be twelve (12) months instead of nine (9) months, and (ii) shall not be limited by the last two sentences of Section 8.4 hereof. If Seller subsequently delivers a Tenant Estoppel Certificate complying with the requirements of this Section 9.1(d) signed by the Tenant leasing the portion of the Improvements covered by any Seller’s Affidavit signed by Seller, Seller’s liability under the corresponding provisions of such Seller’s Affidavit shall thereupon terminate. To the extent Seller delivers to Purchaser Tenant Estoppel Certificates or the Seller’s Affidavit(s), if applicable, for the Required Tenants, the failure of Seller to deliver the applicable Tenant Estoppel Certificate from any other tenant shall not be grounds for any delay or cancellation of the Closing hereunder.   Notwithstanding the foregoing, Purchaser shall be required to accept the Tenant Estoppel Certificates in the form submitted by any of the Tenants, provided such Tenant Estoppel Certificate is in accordance with the specific Lease provisions of such Tenant’s Lease, or the form of estoppel certificate attached to such Tenant’s Lease.  Guarantor agrees that it shall, jointly and severally, guarantee and be personally liable and responsible for the obligations and liabilities of the Seller with respect to any misrepresentation made in a Seller’s Affidavit.

Purchaser agrees that if, after the Closing, any Tenant claims that the amount of the rent or the amount of the applicable security deposit listed in the Tenant Estoppel Certificate delivered by the Tenant was incorrect, Purchaser shall only have recourse against the Tenant (and not the Seller) if the applicable Tenant Estoppel Certificate confirmed the amount of the rent set forth in the Rent Roll and/or the amount of the applicable security deposit listed on the Security Deposit Schedule, as the case may be.

The provisions of this Section shall survive Closing.

(e)                                  Further to Seller’s obligations under Section 7.4, Seller will use commercially reasonable efforts to deliver to Purchaser not less than five (5) Business Days before the Scheduled Closing Date a completed and executed Ground Lease consent and estoppel certificate in substantially the form attached hereto as Exhibit 9.1(e) (or in such other form as may otherwise be set forth or prescribed in the Ground Lease) from the lessor under the Ground Lease (the “Ground Lease Estoppel Certificates”).  Purchaser’s obligation to close the transaction contemplated by this Agreement is conditioned upon the delivery to Purchaser on or before the Scheduled Closing Date of a Ground Lease Estoppel Certificate from each lessor under a Ground Lease (1) containing no information that differs in any material respect from the Ground Lease, (2) not alleging a material default or unpaid or unperformed material obligation on the part of the Seller, or a material dispute with Seller (provided, that if a Ground Lease Estoppel Certificate discloses an immaterial default or unperformed immaterial obligation by Seller, Seller shall use commercially reasonable efforts to cure the same but the failure of such cure shall not affect the validity of the Ground Lease Estoppel Certificate), and (3) in substantially the form attached hereto as Exhibit 9.1(e) (or in such other form as may otherwise be set forth or prescribed in the Ground Lease).  In the event the condition described in the preceding sentence should not timely occur, then Purchaser shall be entitled on the Scheduled Closing Date, at Purchaser’s option and as Purchaser’s sole remedy with respect to the Seller’s failure to satisfy such condition, to (a) elect to terminate this Agreement and receive the return of its Earnest Money Deposit, whereupon, the parties shall be relieved of all obligations hereunder, except the Termination Surviving Obligations, or (b) waive the unsatisfied condition precedent and purchase the Property and close this transaction without any abatement in the Consideration.  In determining whether the foregoing requirement has been satisfied, Purchaser agrees not to object to any non-material qualifications or modifications which the ground lessor may make to the form of Ground Lease Estoppel Certificate. Seller shall forward to Purchaser all executed Ground Lease Estoppel Certificates promptly upon receipt by Seller.  If Purchaser does not expressly object in writing to any matter contained within any delivered Ground Lease Estoppel Certificate or any proposed draft thereof before the date five (5) Business Days after receipt thereof, Seller shall send a second copy of such Ground Lease Estoppel Certificate or draft to Purchaser, along with a notice which shall contain the following legend in capitalized bold letters on the top thereof:  “THIS IS A SECOND REQUEST FOR COMMENT TO [                              ].  YOUR RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS.  YOUR FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN YOUR RIGHT TO OBJECT TO ANY MATTER SET FORTH IN [                              ] BEING WAIVED.”  In the event that Purchaser fails to respond to such second notice within five (5) Business Days after delivery to Purchaser of such second notice with any express objections in writing to any matter contained within such delivered Ground Lease Estoppel Certificate or such proposed draft thereof, then Purchaser shall be deemed to have approved such Ground Lease Estoppel Certificate or the matters set forth in such proposed draft.  The Scheduled Closing Date shall be postponed to provide Purchaser with such five (5) Business Day period unless waived by Purchaser.

(f)                                    Further to Seller’s obligations under Section 7.4, Seller will use commercially reasonable efforts to deliver to Purchaser not less than five (5) Business Days before the Scheduled Closing Date a completed and executed Operating Agreement estoppel certificate in substantially the form attached hereto as Exhibit 9.1(f) (or in such other form as may otherwise be set forth or prescribed in the Operating Agreement) from each other party to the Operating Agreement (the “Operating Agreement Estoppel Certificates”).  Purchaser’s obligation to close the transaction contemplated by this Agreement is conditioned upon the delivery to Purchaser on or before the Scheduled Closing Date of Operating Agreement Estoppel Certificates from each other party to an Operating Agreement (1) containing no information that differs in any material respect from the copies of such Operating Agreement provided to Purchaser by Seller prior to the Effective Date, (2) not alleging a material default or unpaid or unperformed material obligation on the part of the Seller, or a material dispute with Seller (provided, that if an Operating Agreement Estoppel Certificate discloses an immaterial default or unperformed immaterial obligation by Seller, Seller shall use commercially reasonable efforts to cure the same but the failure of such cure shall not affect the validity of the Operating Agreement Estoppel Certificate),  and (3) in substantially the form attached hereto as Exhibit 9.1(f)  (or in such other form as may otherwise be set forth or prescribed in the Operating Agreement).  In the event the condition described in the preceding sentence should not timely occur, then Purchaser shall be entitled, at Purchaser’s option and as Purchaser’s sole remedy with respect to the Seller’s failure to satisfy such condition, to (a) elect to terminate this Agreement and receive the return of its Earnest Money Deposit, whereupon, the parties shall be relieved of all obligations hereunder, except the Termination Surviving Obligations, or (b) waive the unsatisfied condition precedent and purchase the Property and close this transaction without any abatement in the Consideration.  In determining whether the foregoing requirement has been satisfied, Purchaser agrees not to object to any non-material qualifications or modifications which the counterparty may make to the form of Operating Agreement Estoppel Certificate.  If Purchaser does not expressly object in writing to any matter contained within any delivered Operating Agreement Estoppel Certificate or any proposed draft thereof before the date five (5) Business Days after receipt thereof, Seller shall send a second copy of such Operating Agreement Estoppel Certificate or draft to Purchaser, along with a notice which shall contain the following legend in capitalized bold letters on the top thereof:  “THIS IS A SECOND REQUEST FOR COMMENT TO [                              ].  YOUR RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS.  YOUR FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN YOUR RIGHT TO OBJECT TO ANY MATTER SET FORTH IN [                              ] BEING WAIVED.”  In the event that Purchaser fails to respond to such second notice within five (5) Business Days after delivery to Purchaser of such second notice with any express objections in writing to any matter contained within such delivered Operating Agreement Estoppel Certificate or such proposed draft thereof, then Purchaser shall be deemed to have approved such Operating Agreement Estoppel Certificate or the matters set forth in such proposed draft.  The Scheduled Closing Date shall be postponed to provide Purchaser with such five (5) Business Day period unless waived by Purchaser.

(g)                                 As of the Closing Date, the “Closing” shall have occurred pursuant to that certain Contribution Agreement and Joint Escrow Instructions, dated as of October 21, 2012, by and among Alexander’s Kings Plaza, LLC, Alexander’s of Kings, LLC, Kings Parking, LLC, and Brooklyn Kings Plaza LLC, except by reason of a default thereunder by Brooklyn Kings Plaza LLC.

(h)                                 If, as of the Scheduled Closing Date, there is a failure of a condition precedent to Purchaser’s obligation to close that is not waived by Purchaser, in respect of which Seller does not have an express right to extend the Closing Date (or has such a right and does not exercise such right), then this Agreement shall be deemed terminated, and Purchaser shall be entitled to the return of the Earnest Money Deposit.

Section 9.2                                      Conditions Precedent to Obligation to Seller.  The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Scheduled Closing Date (or as otherwise provided) of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a)                                  The Escrow Agent shall have received the Purchase Price as adjusted pursuant to, and payable in the manner provided for, in this Agreement, and Purchaser shall have provided written authority to the Escrow Agent to release such amount to Seller.

(b)                                 Purchaser shall have delivered to Escrow Agent all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.2 and Purchaser shall have provided written authority to the Escrow Agent to release such items.

(c)                                  All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date (with appropriate modifications permitted under this Agreement if not materially adverse to Seller).

(d)                                 Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

ARTICLE X
CLOSING

Section 10.1                                Closing.

(a)                                  The consummation of the transaction contemplated by this Agreement by delivery of documents and payments of money shall take place at 2:00 p.m. Eastern Time on the Scheduled Closing Date (as the same may be extended in accordance with the terms hereof).  The Closing will occur in escrow with Escrow Agent, with wire transfer of funds as provided in Section 3.3.  At the Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.  The acceptance of the Deed by Purchaser and the acceptance of the Purchase Price by Seller shall be deemed to be full performance and discharge of each and every agreement and obligation on the part of Seller and Purchaser, respectively, to be performed hereunder except as otherwise provided herein.

(b)                                 Notwithstanding Section 10.1(a), Purchaser shall have the option to extend the Scheduled Closing Date until February 11, 2013 (the “Extension Period”). In order to exercise the option for the Extension Period, Purchaser shall notify Seller of Purchaser’s exercise of such extension right in writing not later than five (5) Business Days prior to the then Scheduled Closing Date.  If Purchaser does not comply with the requirements set forth in the preceding sentence, then Purchaser shall be deemed to have waived its option to extend the Scheduled Closing Date as provided above.

Section 10.2           Purchaser’s Closing Obligations.  On the Scheduled Closing Date, Purchaser will deliver the following items to Seller by timely depositing the same with Escrow Agent:

(a)           The Purchase Price, less the Earnest Money Deposit, after all adjustments and proration are made as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.3;

(b)           [Reserved];

(c)           A counterpart original of the Assignment, duly executed by Purchaser;

(d)           A counterpart original of the Assignment of Operating Agreements (as defined below);

(e)           A counterpart original of the Closing Statement (as defined below), duly executed by Purchaser;

(f)            A counterpart original of the Assignment of Leases (as defined below), duly executed by Purchaser;

(g)           A counterpart original of the Assignment of Ground Lease (as defined below), duly executed by Purchaser;

(h)           A certificate executed by Purchaser at Closing, dated as of the Scheduled Closing Date, stating that the representations and warranties contained in Section 8.2 are true and correct in all material respects as to Purchaser as of the Closing Date (with appropriate modifications to reflect any changes therein); and

(i)            Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement.

Section 10.3           Seller’s Closing Obligations.  On or before the Scheduled Closing Date, Seller will deliver the following items to Escrow Agent, except as provided below:

(a)           A bargain and sale deed in the form attached hereto as Exhibit 10.3(a) (the “Deed”), duly executed and acknowledged by Seller, conveying to Purchaser the Real Property and Improvements subject only to the Permitted Exceptions, together with all forms required for the recording of the Deed and the payment of all transfer taxes;

(b)           A blanket assignment and bill of sale in the form attached hereto as Exhibit 10.3(b) (the “Bill of Sale”), duly executed by Seller;

(c)           [Intentionally Deleted.]

(d)           A counterpart original of an assignment and assumption of Seller’s interest in the Intangible Property and Licenses and Permits, in the form attached hereto as Exhibit 10.3(d) (the “Assignment”), duly executed by or on behalf of Seller, and such other documentation as Purchaser may reasonably require to transfer registered intellectual property and internet sites included in the Intangible Property;

(e)           A counterpart original of an assignment and assumption of the Operating Agreement, in recordable form, duly executed and acknowledged by Seller (the “Assignment of Operating Agreement”);

(f)            A certificate in the form attached hereto as Exhibit 10.3(f) (“Certificate as to Non-Foreign Status”) certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended;

(g)           An assignment of the Leases, security deposits, and prepaid rents by way of an assignment and assumption agreement, in the form attached hereto as Exhibit 10.3(g) (the “Assignment of Leases”), duly executed by Seller;

(h)           The appropriate documentation to effect any L/C Transfer;

(i)            [Reserved];

(j)            Appropriate notice of the transaction to the counterparty to the Operating Agreement and the ground lessor under the Ground Lease;

(k)           To the extent in Seller’s possession, all original Leases, Licenses and Permits and Assumed Contracts affecting the Real Property and Improvements (or copies where originals are not available), all of which shall be delivered by turnover to Purchaser’s agents at the Property at the time of the Closing and need not be delivered to Escrow Agent;

(l)            A current rent roll for the Property in the form of the Rent Roll certified by Seller as being true and correct in all material respects;

(m)          A notice to each of the Tenants under the Leases regarding the transfer of the Property in the form attached hereto as Exhibit 10.3(m);

(n)           An assignment of the Ground Lease and any security deposits and prepaid rents thereunder by way of an assignment and assumption agreement, in the form attached hereto as Exhibit 10.3(n) (the “Assignment of Ground Lease”), duly executed by Seller, together with the duly executed and acknowledged consent of each ground lessor, to the extent required under the terms of the Ground Lease;

(o)           A Seller’s title affidavit in the form attached hereto as Exhibit 10.3(o), subject to such changes as may reasonably be requested by Purchaser to satisfy the requirements of Title Company and as do not increase Seller’s obligations or liabilities from its obligations and liabilities under this Agreement.

(p)           A closing statement reflecting all credits, prorations, apportionments and adjustments contemplated hereunder (the “Closing Statement”), it being agreed that Seller shall use commercially reasonable efforts to send a draft of the same to Purchaser for its review not less than ten (10) days prior to the Scheduled Closing Date, and Seller shall be obligated to send such draft to Purchaser not less than five (5) Business Days prior to the Scheduled Closing Date (and if Seller delivers such draft later than such time the Scheduled Closing Date shall be extended by a corresponding period not to exceed five (5) Business Days);

(q)           Books and records at the Property held by or for the account of Seller and the leasing and management files held by Seller or its managing agent, including without limitation, plans and specifications, as available, all of which shall be delivered by turnover to Purchaser’s agents at the Property at the time of the Closing and need not be delivered to the location of the Closing;

(r)            Copies of good standing certificates, certified resolutions, incumbency certificates and/or consents for Seller authorizing the transactions and the signatories to the closing documents, on behalf of Seller;

(s)           To the extent not previously delivered, the Tenant Estoppel Certificates, Ground Lease Estoppel Certificates, Operating Agreement Estoppel Certificates and, if applicable, the Seller’s Affidavit; and

(t)            All keys and/or pass-cards to all entrance doors and security and access codes to the Improvements, all passwords and passcodes to computer hardware and software, and keys to all vehicles, all of which shall be delivered by turnover to Purchaser’s agents at the Property at the time of the Closing and need not be delivered to the location of the Closing.

Section 10.4           Prorations and Credits. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom through midnight at the end of the day preceding the Closing (the “Proration Time”) and Purchaser shall bear all such expenses and receive all such income thereafter. All prorations and payments to be made at Closing under this Section shall be made on the basis of a written statement or statements delivered to Purchaser by Seller and approved by Purchaser. Seller and Purchaser agree to adjust, without limitation, the following items (collectively, the “Proration Items”):

(a)           Base or minimum rent and additional rent (which term, as used in this Agreement, includes, without limitation, operating expenses and common area maintenance charges, insurance, utilities, real estate tax and other assessment reimbursements, and parking fees) in connection with the Leases and normally prorated operating expenses as of the date of Closing shall be prorated as provided in this Agreement as of the Proration Time and be adjusted against the Purchase Price due at the Closing.

(b)           Percentage rent (i.e., that portion of the rent payable by any Tenants under the Leases which is a percentage of the amount of sales or of the dollar amount of sales) paid under any Leases shall be prorated with respect to the calendar year (or the applicable lease year, if used in the Lease instead of a calendar year) in which the Closing occurs on a per diem basis based upon the percentage rent paid by any Tenants for such period (including, without limitation, by J.C. Penney pursuant to the percentage-of-sales provisions of its Lease). Any reduction in the amount of percentage rent paid by any Tenants for such period as a result of any deductions or offsets claimed by such Tenants shall be allocated against Seller’s or Purchaser’s distribution of percentage rent, as applicable, based on whether the claim giving rise to the deduction(s) or offset(s) claimed by any such Tenant accrued prior to the Closing Date (in which case the allocation is against Seller’s share of the distribution) or accrued on or after the Closing Date (in which case the allocation is against Purchaser’s share of the distribution).  After Closing, upon any Tenant’s payment to Purchaser of the percentage rent due for such period, Purchaser agrees to immediately pay to Seller Seller’s proportionate share of the percentage rent, and upon any Tenant’s payment to Seller of the percentage rent due for such period, Seller agrees to immediately pay to Purchaser Purchaser’s proportionate share of the percentage rent.

(c)           Real estate taxes and personal property taxes on the Property shall be prorated based upon the payment period (i.e., calendar or other tax fiscal year) to which same are attributable, with maximum then-permitted discount taken, regardless of whether or not any such taxes are then due and payable or are a lien. Seller shall pay at or prior to Closing (or Purchaser shall receive credit for) any unpaid taxes attributable to periods prior to the date of Closing (whether or not then due and payable or a lien as aforesaid). Seller shall receive credit for any previously paid or prepaid taxes attributable to periods from and after the date of Closing. In the event that as of the date Closing occurs the actual tax bills for the tax year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates, millages and assessed valuation of the previous year, with known changes and taking into account all applicable discounts for early payment, shall be used for purposes of the proration at Closing. If the proration at Closing is based on the taxes for the previous year as described above, the parties agree to re-prorate the applicable real estate taxes and personal property taxes for the year of Closing based on the actual real estate taxes and personal property taxes (with maximum discount) once the bills are available.

(d)           Certified liens levied by any Authority against the Property as of the Closing Date shall be paid by the Seller. Pending liens as of the Closing Date shall be assumed by Purchaser; provided, however, that if the improvement for which any such pending lien was levied was substantially completed as of the Closing Date, such pending lien shall be treated as a certified lien and paid by Seller. Notwithstanding the foregoing, if any assessment or lien is payable under the real estate tax bill(s) for the Property on an installment payment basis, the parties agree that Seller shall be responsible for payment of those installments which accrue prior to the year of Closing, Purchaser shall be responsible for payment of those installments which accrue subsequent to the year of Closing, and the parties shall prorate the installment which is due for the year of the Closing.  As used herein, a “certified lien” is a lien which has been certified, confirmed or ratified pursuant to the statute, special act, ordinance, or resolution creating same and for which the exact amount of same has been determined, and a “pending lien” is a lien which has been created or authorized by an enabling resolution adopted by the appropriate governmental entity, causing said lien to attach to and become an encumbrance upon the subject Real Property but for which there has been no determination of the final amount of same.

(e)           Seller shall be responsible for the payment of all sales taxes collected by Seller under the Leases or with respect to the Property, or required to have been so collected, for the time period until the Proration Time.

(f)            If any of the foregoing prorations cannot be definitely calculated accurately on the date of Closing, then they shall be estimated at the Closing and definitely calculated as soon after the date of Closing as feasible.  As soon as the necessary information is available, but in any event within sixty (60) days after the date of Closing, the parties shall conduct a post-Closing review to determine the accuracy of all prorations made to the Purchase Price (the “Post Closing Review”).  Either party owing the other party a sum of money based on such subsequent proration(s) or the Post-Closing Review shall promptly pay such sum to the other party.  Each party agrees to cooperate with the other to determine such post-Closing adjustments and shall make its appropriate personnel available to assist in making such adjustments; provided that the period during which the parties shall make adjustments as set forth in this Agreement shall terminate one (1) calendar year after the Closing Date.

(g)           Amounts payable under the Assumed Contracts shall be prorated as of the Proration Time. All amounts due under the Assumed Contracts for the period of time prior to the Closing Date shall be paid by Seller.  All amounts due under the Contracts (other than the Assumed Contracts, which shall be governed by the above terms of this subsection (g))  shall be paid by Seller, regardless whether the same relate to the period prior to the Closing Date or thereafter.

(h)           Fees paid for the Licenses and Permits shall be prorated as of the Proration Time.

(i)            At Closing, Purchaser shall pay to Seller, in cash, the amount of any TI Expenditures and Leasing Expenditures, if any, to the extent payable by Purchaser pursuant to Section 7.3, and Seller shall pay to Purchaser or to the applicable vendors, upon reasonable evidence thereof, all unpaid TI Expenditures and Leasing Expenditures not payable by Purchaser.

(j)            Seller shall be responsible for all utility bills for the period ending on the last day prior to the Closing. Purchaser shall be responsible for all utility bills commencing on the Closing Date. Purchaser and Seller shall prorate all bills for the period in which the Closing occurs, outside of the Closing Statement. In connection with such proration, it shall be presumed that utility charges were uniformly incurred during the billing period.

(k)           Purchaser will receive at Closing a credit against the Purchase Price equal to all security deposits held or required to be held by Seller under the Leases to the extent not previously applied by Seller as provided in the applicable Lease.  To the extent that any Security Deposit consists of a letter of credit (an “L/C”) then, at Closing, Seller will assign its rights under any such L/C to Purchaser, and at the Closing, Seller shall request that the applicable Tenant, at the Tenant’s sole cost, have such L/C bear the name of Purchaser as the beneficiary thereunder subsequent to the Closing (either pursuant to a transfer of such L/C which satisfies the issuing bank’s transfer requirement, or by obtaining an amendment to the L/C naming Purchaser as the beneficiary thereunder and, in the case of the foregoing, in form and substance reasonably satisfactory to Purchaser) (each, an “L/C Transfer”).  If any of such L/Cs are not assigned or assignable as of the Closing Date, then Seller, at Seller’s sole expense, promptly after the Closing, shall with due diligence (without resorting to litigation) attempt to cause the issuers of such L/Cs to reissue such L/Cs in favor of Purchaser.  If at any time prior to the date when any such L/C is reissued, but after the Closing Date, Purchaser has the right in accordance with the applicable Lease to collect the proceeds of any such L/C and desires to do so, then Seller, promptly after receipt of Purchaser’s written request, shall present such L/C for payment and promptly deliver the proceeds thereof to Purchaser. If Seller presents such L/C for payment, as aforesaid, then Purchaser shall indemnify Seller, and hold Seller harmless, from and against any and all losses, damages, costs, liabilities or expenses (including reasonable attorneys’ fees and disbursements) which Seller incurs as a result of presenting such L/C for payment.  At Closing, Seller shall deliver to Purchaser the originals of all L/Cs (and any amendments or modifications thereof) whether or not an L/C Transfer has been consummated with respect to such L/C, actually held by Seller.

(l)            Seller will use commercially reasonable efforts to assign to Purchaser at Closing or cause to be reissued for Purchaser’s benefit, all bonds of Tenants related to mechanic’s liens, except to the extent the same are automatically transferred to an acquirer of the Property in accordance with their terms.

(m)          Accrued and unpaid salaries, wages, bonuses, unused sick time, unused vacation time, employee benefit fund contributions, and other benefits for the Specified Employees Purchaser is required to employ pursuant to Article XVIII hereof shall be prorated as of the Closing Date.

(n)           Seller shall indemnify Purchaser against and hold Purchaser harmless from all claims, losses, costs, liabilities and expenses, including attorneys’ and experts’ fees and expenses to the extent arising from or attributable to the matters for which Seller is liable pursuant to this Section 10.4.  Purchaser shall indemnify Seller against and hold Seller harmless from all claims, losses, costs, liabilities and expenses, including attorneys’ and experts’ fees and expenses to the extent arising from or attributable to the matters for which Purchaser is liable pursuant to this Section 10.4.  The terms and provisions of this Section 10.4 shall survive the Closing.

Section 10.5           Method of Rent Adjustment.  Base or minimum rent and additional rent (which term, as used in this Agreement, includes, without limitation, operating expenses and common area maintenance charges, insurance, utilities, real estate tax and other assessment reimbursements, and parking fees) in connection with the Leases, which is due and paid to Seller for the month in which the Closing occurs, shall be prorated as of Closing; provided, however, that base or minimum rent and additional rent which is due and payable to Seller by any Tenant but uncollected (“Rent Arrears”) as of Closing, shall not be adjusted, but shall be treated as provided for in this Section. Notwithstanding anything to the contrary contained in this Section, Purchaser shall neither be required to collect any Rent Arrears on behalf of Seller nor obligated to bring suit to collect Rent Arrears; provided, however, that if either party actually receives any Rent Arrears payable to the other party pursuant to this Section, the receiving party shall promptly remit the same to the other, and each party agrees to keep the other fully informed with respect to the status of any such Rent Arrears collected by such party. With regard to any Tenant which owes Rent Arrears as of the Closing, rents subsequently received from such Tenant shall be applied in the following priority regardless whether received by Seller or Purchaser and regardless of any designation by any Tenant of the rental period applicable to any such payment: (a) first, to any rent due and payable in respect of the calendar month of the Closing, (b) second, in reduction of any Rent Arrears arising from any months subsequent to the calendar month in which the Closing occurs, (c) third, in reduction of any Rent Arrears arising from any months prior to the calendar month in which the Closing occurs, and (f) thereafter, any balance to Purchaser.  Seller shall not have the right to sue or otherwise attempt to collect the same from any such Tenant after the Closing unless the Tenant is no longer a lessee at the Property; provided, however, that Seller shall have the right to seek collection, without filing a lawsuit, of any Rent Arrears owing to Seller from any Tenant after Closing.  The parties’ obligations under this Section shall survive the Closing and shall bind their successors in interest. If a party to this Agreement receives any rent or additional rent which pursuant to the terms of this Agreement belongs to the other party to this Agreement, the party receiving such rent or additional rent shall promptly remit the amount due from such rent or additional rent to the other party (subject to clearance of any checks).

Notwithstanding the terms above, common area maintenance expenses and charges for the year of Closing shall be prorated as set forth below in this Section (except that, for the avoidance of doubt, fixed common area maintenance expenses and charges shall be prorated pursuant to Section 10.4(a) and the first paragraph of this Section 10.5 rather than pursuant to this second paragraph of this Section 10.5). Seller shall be responsible for all common area maintenance expenses and charges incurred prior to Closing, and Purchaser shall be responsible for the same subsequent to Closing. All common area maintenance expense payments made by each Tenant and such charges paid under its Lease for the entire lease year during which the Closing occurs, including end-of-year adjustments, if any, shall be prorated between Seller and Purchaser in the following manner: Not later than sixty (60) days after Closing, Seller shall deliver to Purchaser, with regard to each Tenant required to pay common area maintenance expenses and charges (“CAM Charges”) under its Lease, a detailed computation showing all CAM Charge expenses incurred by Seller for the period from January of the year of Closing through the Closing Date, any CAM escrow held by Seller relating to such Tenant, and, as applicable, either (i) a bill for the Tenant’s prorata share of CAM Charges (i.e., for CAM charges through the Closing Date net of any such CAM escrow held by Seller), together with all invoices and other evidence documenting such CAM Charges in detail required by such Tenant’s Lease, or (ii) a statement setting forth any amounts owed to the Tenant for such period with a payment equal to such amount to be provided by Seller to Purchaser not later than thirty (30) days thereafter (the “Overpayment Amount”). Purchaser shall, on or before March 31 of the year immediately following the Closing, incorporate any bills delivered by Seller into a single post-closing (as and when appropriate for annual reconciliation or other billing of CAM charges for any Tenant) bill for CAM Charges to such Tenant, in which event such single bill, if, as and when paid, shall be apportioned between Seller and Purchaser based on the ratio of pre- and post-Closing CAM expenses (taking into account any CAM escrows retained by Seller at Closing). Upon Purchaser’s receipt of any Overpayment Amount from Seller, Purchaser shall promptly turn over the same to the Tenant(s) entitled to such Overpayment Amount.  If such March 31 reconciliation determines that Seller has received or been credited for more CAM Charges than it is entitled to pursuant to this Agreement, Seller shall promptly refund the overage to Purchaser.  Guarantor agrees that it shall, jointly and severally, guarantee and be personally liable and responsible for the obligations and liabilities of the Seller with respect to liability incurred pursuant to this Section 10.5.

After the Closing, Seller shall indemnify Purchaser against and hold Purchaser harmless from all claims arising under the Leases during the twelve (12) months prior to the date of the Closing, and Purchaser shall indemnify Seller against and hold Seller harmless from all claims arising under the Leases on and after the date of the Closing.

The provisions of this Section 10.5 shall survive the Closing.

Section 10.6           Insurance.  Seller shall terminate its policies of insurance on the date of Closing and Purchaser shall be responsible for obtaining its own insurance thereafter.  Consequently, there shall be no proration with respect to insurance.  Prior to Closing, Seller shall maintain in full force and effect all insurance policies with at least the amounts and coverages listed in Exhibit 10.6.

Section 10.7           Utility Service Deposits.  Seller shall be entitled to the return of all deposit(s) posted by it with any utility company, and shall notify each utility company serving the Property to terminate Seller’s account, effective at noon on the date of Closing. Purchaser shall obtain and maintain service from and after Closing from the applicable utility providers through a new account or accounts in the name of Purchaser.

Section 10.8           Costs of Title Company and Closing Costs.  Costs of the Title Company and other closing costs incurred in connection with the Closing will be allocated as follows:

(a)           Seller shall pay (i) Seller’s attorney’s fees; (ii) any brokerage fees due the Broker in accordance with the terms of this Agreement; (iii) the cost to record any releases, discharges, corrective or curative instruments as provided in this Agreement; (iv) all state and local transfer taxes associated with the transfer of the Real Property; and (v) any sales or use taxes related to the transfer of the Personal Property.  Without limiting the generality of the foregoing, Seller and Guarantor  shall jointly and severally indemnify, defend and hold harmless Purchaser from and against any claims, penalties, losses or expenses for state and local real property transfer taxes which may be due as a result of the transactions contemplated by this Agreement, which obligation shall survive the Closing.

(b)           Purchaser shall pay (i) all title insurance changes and premiums, including, without limitation, the costs to prepare the Title Commitment and the premiums for the Title Policy (including all costs of any additional coverage under the Title Policy or endorsements to the Title Policy that are desired by Purchaser); (ii) all premiums and other costs for any mortgagee policy of title insurance for its financing, if any (including but not limited to any endorsements or deletions); (iii) Purchaser’s attorney’s fees; (iv) all escrow fees, if any, (v) the cost of recording the Deed to the Property; (vi) the cost of the Survey; and (vii) any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property, including, without limitation, Purchaser’s inspecting architect and engineer.

(c)           Any other costs and expenses of the Closing not provided for in this Section 10.8 shall be allocated between Purchaser and Seller in accordance with the custom in Nassau County, New York.

ARTICLE XI
CONDEMNATION AND CASUALTY

Section 11.1           Casualty.  If, prior to the Closing Date, all or any portion of the Real Property and Improvements is destroyed or damaged by fire or other casualty, Seller will not be obligated to repair any damage or destruction to the Real Property and Improvements, but (x) Seller will assign at Closing and turn over to Purchaser the insurance proceeds net of the following (collectively, the “Collection Costs”): (i) the costs (including reasonable attorneys’ fees) incurred by Seller in connection with the settlement of any insurance claim with respect to such casualty, (ii) the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing Date, and (iii) the reasonable out-of-pocket costs incurred by Seller in stabilizing and/or restoring the Property following such casualty (or if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty and (y) the parties will proceed to the Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive a credit for any proceeds received by Seller and a credit for any uninsured amount or insurance deductible that is actually deducted from the proceeds made available to Purchaser (collectively, the “Deductible”).  Notwithstanding the foregoing, in the event that the casualty causes damage, the cost of which to repair shall equal or exceed $15,000,000 or the casualty is of such a nature as to entitle an Anchor Tenant or any other Tenants occupying more than twenty-five percent (25%) of the rentable square feet in the aggregate  to terminate its or their Leases pursuant to the terms thereof,  Purchaser, at its election may (i) terminate this Agreement and receive the return of its Earnest Money Deposit, whereupon, the parties shall be relieved of all obligations hereunder, except with respect to the Termination Surviving Obligations; or (ii) proceed with the Closing, and Seller will assign at Closing and turn over to Purchaser the insurance proceeds net of the Collection Costs (or if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty, and Purchaser shall receive a credit for any proceeds received by Seller and any Deductible that is actually deducted from the proceeds made available to Purchaser.

Section 11.2           Condemnation of Property.  If, prior to the Closing Date, (a) all of the Property is condemned or sold in lieu of condemnation, or if such a condemnation is commenced (it being agreed for all provisions of this Section 11.2, that Seller shall not agree to a sale in lieu of condemnation except with the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed) or (b) a portion of the Property having a value in excess of $15,000,000 is condemned or sold in lieu of condemnation or in the event any condemnation below such threshold (i) prevents or materially limits access to the Property, or (ii) is of such a nature or extent as to entitle an Anchor Tenant or any other Tenants occupying more than twenty-five percent (25%) of the rentable square feet in the aggregate to terminate its or their Leases pursuant to the terms thereof, or (iii) causes material non-compliance with any Governmental Regulation of any Authority having jurisdiction over the Property or Improvements or any portion thereof, or (iv) otherwise has a comparably adverse effect on the Property, Purchaser will have the option, to be exercised within thirty (30) days after receipt of notice of such condemnation or sale, to terminate Purchaser’s obligations under this Agreement or to elect to have this Agreement remain in full force and effect.  In the event that either (x) there shall occur a condemnation or sale in lieu thereof in respect of a portion the Property that is not described in the first sentence of this Section 11.2 or (y) there shall occur a condemnation or sale in lieu thereof in respect of the Property that is described in the first sentence of this Section 11.2 or such a condemnation shall be commenced but Purchaser does not terminate this Agreement as provided in this Section 11.2, Seller will assign to Purchaser any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Property, and Purchaser will take title to the Property with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price except for a credit for any award received by Seller.  Should Purchaser elect to terminate Purchaser’s obligations under this Agreement under the provisions of this Section 11.2, the Earnest Money Deposit will be returned to Purchaser and neither Seller nor Purchaser will have any further obligation under this Agreement, except for the Termination Surviving Obligations.

ARTICLE XII
CONFIDENTIALITY/PRESS RELEASES

Section 12.1           Confidentiality.  Except as expressly provided in this Agreement and except with respect to matters in the public domain or which are otherwise lawfully available to sophisticated real estate investors, (i) Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information obtained by Purchaser from Seller in connection with the Property will not be disclosed by Purchaser to any third persons (except Permitted Outside Parties as provided in Section 5.2(b)) without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed, and (ii) Seller further acknowledges and agrees that from and after the Closing such confidential information related to the Property will not be disclosed by Seller to any third persons without the prior written consent of Purchaser, not to be unreasonably withheld, conditioned or delayed.  Nothing contained in this Article XII will preclude or limit either party to this Agreement from making disclosures with respect to any information otherwise deemed confidential under this Article XII (a) pursuant to litigation or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction, (b) if required by rule or regulation of the Securities and Exchange Commission or the New York Stock Exchange, including without limitation in any filings required by any Authorities (it being acknowledged and agreed that Seller or its Affiliate shall have the right to publicly file this Agreement with the Securities and Exchange Commission if required in the judgment of Seller’s outside counsel), (c) if such information was obtained from sources other than the other party or its agents and not, to such party’s actual knowledge after reasonable inquiry, in violation of a confidentiality agreement, (d) in connection with the enforcement of this Agreement, (e) in connection with such party’s regular and customary financial reporting, or (f) pursuant to a press release related to the purchase and sale of the Property, provided that the issuing party shall obtain the approval (not to be unreasonably withheld, conditioned or delayed) of the other party prior to the issuance of any press release.  In determining whether a disclosure contemplated in the preceding sentence is required by law or by rule or regulation of the Securities and Exchange Commission or the New York Stock Exchange, the disclosing party is entitled to rely upon the written advice of counsel given in good faith.  The provisions of this Article XII will survive the termination of this Agreement and are in addition to any separate confidentiality agreement executed by the parties or their Affiliates.

ARTICLE XIII
REMEDIES

Section 13.1                                Default by Seller.  In the event the Closing and the transactions contemplated hereby do not occur as herein provided by reason of any default of Seller, and Seller’s failure to close was not caused by Purchaser’s default under this Agreement, Purchaser may, as Purchaser’s sole and exclusive remedy, elect either of the following: (a) by notice to Seller at any time but in no event later than thirty (30) days following the Scheduled Closing Date to terminate this Agreement, in which event Purchaser will receive from the Escrow Agent the Earnest Money Deposit, and Seller shall reimburse Purchaser for its legal and due diligence costs and expenses incurred in connection with the Property and this Agreement, not to exceed $700,000, whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations, or (b) at any time but in no event later than sixty (60) days following the Scheduled Closing Date, to file suit to seek to enforce specific performance of Seller’s obligation under this Agreement.  Except for claims arising under Closing Surviving Obligations and as otherwise set forth herein, Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder.  Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money Deposit if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located on or before sixty (60) days following the Scheduled Closing Date.  Notwithstanding the foregoing, nothing contained in this Section 13.1 or in any other provision of this Agreement (excluding Section 8.4) will limit Purchaser’s remedies at law, in equity or as herein provided in pursuing remedies of (i) a willful or intentional breach by Seller of its obligations hereunder in the event the remedy of specific performance is not available to Purchaser by reason of such Seller’s breach by conveying the Property to a third party in breach of the terms of this Agreement, or by Seller executing a new mortgage encumbering the Property which is not released at or before the Closing, or by Seller creating some other impediment that would preclude Seller from being able to convey the Property in accordance with the terms of this Agreement, (ii) fraud by Seller, or (iii) any breach by Seller of any of the Termination Surviving Obligations or Closing Surviving Obligations.

Section 13.2                                Default by Purchaser.  In the event the Closing and the consummation of the transactions contemplated herein do not occur as provided herein by reason of any default of Purchaser, and Purchaser’s failure to close was not caused by the Seller’s default under this Agreement or the failure of Purchaser’s conditions precedent set forth in Section 9.1, Purchaser and Seller agree it would be impractical and extremely difficult to fix the damages which Seller may suffer.  Purchaser and Seller hereby agree that (a) an amount equal to the Earnest Money Deposit, is a reasonable estimate of the total net detriment Seller would suffer in the event Purchaser defaults and fails to close the transaction contemplated by this Agreement, and (b) such amount will be the full, agreed and liquidated damages for Purchaser’s default and failure to close the transaction contemplated by this Agreement, and will be Seller’s sole and exclusive remedy (whether at law or in equity) for any default of Purchaser resulting in the failure of consummation of the Closing, whereupon this Agreement will terminate and Seller expressly waives its rights to seek damages in the event of Purchaser’s default except as otherwise provided hereunder.  Purchaser and Seller will have no further rights or obligations hereunder, except with respect to the Termination Surviving Obligations.  The payment of such amount as liquidated damages is not intended as a forfeiture or penalty but is intended to constitute liquidated damages to Seller.  Notwithstanding the foregoing, nothing contained herein will limit Seller’s remedies at law, in equity or as herein provided in the event of a breach by Purchaser of any of the Termination Surviving Obligations.

Section 13.3                                No Consequential Damages.  Notwithstanding anything to the contrary herein, in no event shall either Purchaser or Seller be liable for consequential, incidental, special or punitive damages whether in contract, tort or under any other legal or equitable principle.

ARTICLE XIV
NOTICES

Section 14.1                                Notices.

(a)                                  All notices or other communications required or permitted hereunder shall be in writing, and shall be given by any nationally recognized overnight delivery service with proof of delivery, or by facsimile or emailed .pdf transmission (provided that such transmission is confirmed by the sender and a confirming copy is simultaneously sent by a nationally recognized overnight delivery service), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith.  Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

If to Seller:	Green Acres Mall, L.L.C.
c/o Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attn.: Executive Vice President — Acquisitions and Capital Markets
Phone: 212-894-7009
Fax: 212-894-7474
Email: mdemarco@vno.com

with a copy to:	Vornado Realty Trust
240 Route 4 East
Paramus, New Jersey 07652
Attn.: Chief Financial Officer
Phone: 201-587-7402
Fax: 201-843-2198
Email: jmacnow@vno.com

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attn.: Corporation Counsel
Phone: 212-894-7050
Fax: 212-894-7996
Email: arice@vno.com

Sullivan & Cromwell LLP
125 Broad Street

New York, New York 10004
Attn.: Arthur S. Adler
Phone: 212-558-3960
Fax: 212-291-9001
Email: adlera@sullcrom.com

If to Purchaser:	Valley Stream Green Acres LLC
c/o Manatt, Phelps & Phillips, LLP
7 Times Square
New York, New York 10036
Attn: K. Moore
Phone: (212) 790-4616
Fax: (212) 790-6316
Email: kmoore@manatt.com

If to the Title Agent or
Title Company:	Commonwealth Land Title Insurance Company
888 South Figueroa Street, Suite 2100
Los Angeles, California 90017
Attention: Elaine Edgeman
Telephone: (213) 330-3044
Telecopy: (213) 330-3085
Email: eedgeman@ltic.com

If to the Escrow Agent:	Commonwealth Land Title Insurance Company
888 South Figueroa Street, Suite 2100
Los Angeles, California 90017
Attention: Mai-Ly Marsh
Telephone: (213) 330-3071
Telecopy: (213) 330-3103
Email: mmarsh@ltic.com

Notices given by (i) overnight delivery service as aforesaid shall be deemed received and effective on the first Business Day following such dispatch (if dispatched on a Business Day sufficiently timely for next day delivery) and (ii) facsimile or emailed .pdf transmission as aforesaid shall be deemed given at the time and on the date of machine transmittal provided same is sent and confirmation of receipt is received by the sender prior to 5:00 p.m. Eastern Time on a Business Day (if sent later, then notice shall be deemed given on the next Business Day).  Notices may be given by counsel for the parties described above, and such notices shall be deemed given by said party, for all purposes hereunder.

ARTICLE XV
ASSIGNMENT AND BINDING EFFECT

Section 15.1                                Assignment: Binding Effect.  Purchaser may not assign its rights under this Agreement, except with the prior written consent of Seller, which consent may be withheld in the sole and absolute discretion of Seller, and any purported assignment in contravention of the foregoing provisions shall be null and void and of no force and effect.  Notwithstanding the foregoing, Purchaser, without the prior consent of Seller, may assign this Agreement to any Purchaser’s Affiliates, provided that Purchaser furnishes Seller with notice of such assignment at least one (1) Business Day prior to Closing.  Neither Purchaser, nor any permitted assignee, shall be released from its obligations or liabilities under this Agreement by virtue of any such assignment.

ARTICLE XVI
BROKERAGE

Section 16.1                                Brokers.  Seller shall be solely responsible for payment of all brokerage commissions, if any, to Eastdil Secured (“Broker”).  Purchaser and Seller represent, each to the other, that it has not dealt with brokers, finders or salesmen in connection with this transaction other than the Broker and agrees to indemnify, defend and hold the other party harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys’ fees, which such other party may sustain, incur or be exposed to by reason of any breach of the foregoing warranty and representations.  The provisions of this Article XVI will survive the Closing or termination of this Agreement.

ARTICLE XVII
ESCROW AGENT

Section 17.1                                Escrow.

(a)                                  The Escrow Agent will hold the Earnest Money Deposit in escrow in a segregated, interest-bearing account entitled “Commonwealth Land Title Insurance Company, as Escrow Agent for Green Acres Mall, L.L.C. and Valley Stream Green Acres LLC,” until the earlier of (i) the Closing, or (ii) the termination of this Agreement in accordance with any right hereunder.  The Escrow Agent shall promptly notify Seller and Purchaser of the account number for the account described in the preceding sentence.  Except as otherwise set forth in this Agreement, the Earnest Money Deposit shall be non-refundable to Purchaser, but shall be credited against the Purchase Price at the Closing.  All interest earned on the Earnest Money Deposit shall be paid to the party entitled to the Earnest Money Deposit.  In the event this Agreement is terminated pursuant to Purchaser’s express right of termination established in this Agreement, the Earnest Money Deposit will be immediately returned by the Escrow Agent, to Purchaser.  In the event the Closing occurs, the Earnest Money Deposit shall be released to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money Deposit. In all other instances, if either party makes a written or oral demand upon Escrow Agent for payment of the Earnest Money Deposit, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the non-demanding party to the proposed payment within seven (7) calendar days after the giving of such notice, Escrow Agent is authorized, instructed and directed to make such payment. If Escrow Agent does receive such written objection within such seven (7) calendar day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the Seller and Purchaser or a final judgment of a court of competent jurisdiction.

(b)                                 The Escrow Agent shall not be liable to any party for any act or omission, except for the Escrow Agent’s negligence or breach of the terms of this Agreement, and the parties agree to indemnify the Escrow Agent and hold the Escrow Agent harmless from any and all claims, damages, losses or expenses arising in connection herewith.  The parties acknowledge that the Escrow Agent is acting solely as stakeholder for their mutual convenience.  In the event the Escrow Agent receives written notice of a dispute between the parties with respect to the Earnest Money Deposit, the Escrow Agent shall not be bound to release and deliver the Earnest Money Deposit to either party but may either (i) continue to hold the Earnest Money Deposit otherwise directed in a writing signed by all parties hereto or (ii) deposit the Earnest Money Deposit with the clerk of any court of competent jurisdiction.  Upon such deposit, the Escrow Agent will be released from all duties and responsibilities hereunder.  The Escrow Agent shall have the right to consult with separate counsel of its own choosing (if it deems such consultation advisable) and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

(c)                                  The Escrow Agent shall not be required to defend any legal proceeding which may be instituted against it with respect to the Earnest Money Deposit, the Property or the subject matter of this Agreement unless requested to do so by Purchaser or Seller and is indemnified to its satisfaction against the cost and expense of such defense.  The Escrow Agent shall not be required to institute legal proceedings of any kind and shall have no responsibility for the genuineness or validity of any document or other item deposited with it or the collectability of any check delivered in connection with this Agreement.  The Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been signed by the proper parties.

ARTICLE XVIII
EMPLOYEE MATTERS

Section 18.1                                Employee Matters.

(a)                                  At Closing, Purchaser may, but shall not be obligated to, assume and adopt the Collective Bargaining Agreements.  Purchaser may, but shall not be obligated to, offer employment to all of the employees of Seller or its Affiliate at the Property covered by the Collective Bargaining Agreements and previously identified by Seller to Purchaser (the “Specified Employees”).  Purchaser shall, no less than twenty (20) days before the Closing, notify Seller in writing as to (a) whether it will assume the Collective Bargaining Agreements and offer employment to all of the Specified Employees, or (b) not assume the Collective Bargaining Agreements and/or offer employment to all of the Specified Employees.  In the event Purchaser has not notified the Seller in writing of its intent to assume the Collective Bargaining Agreements and offer employment to all of the Specified Employees, Seller shall, no less than fifteen (15) days before the Closing, provide to Purchaser a full and accurate list of the Specified Employees at the Property as of that date with name, address, date of hire and employment classification.  Purchaser shall be solely responsible for providing any notice required under the federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., and/or New York State WARN Act (collectively, “WARN”), with regard to the termination of any employees at the Property upon Closing, and shall indemnify, defend and hold Seller and its

Affiliates harmless from any claim or liability (including costs and reasonable attorney’s fees incurred) that WARN notice was not properly given by Seller or its Affiliates prior to Closing.

(b)                                 In the event Purchaser does not assume the Collective Bargaining Agreements and offer employment to all of the Specified Employees, and Seller or its Affiliates must pay any termination, severance, accrued vacation and/or other wage or benefit payments due to or on behalf of any Specified Employees to whom Purchaser (or any third party it engages) fails to offer employment, or arising out of a claim that Purchaser did not assume the Collective Bargaining Agreements, or Seller or its Affiliates must pay any withdrawal liability to any multiemployer pension plan arising out of this transaction (collectively, the “Termination Payments”), Purchaser shall indemnify and hold Seller and its Affiliates harmless from any liability, claims, actions, damages, judgments, penalties, costs, and expenses, including reasonable attorneys’ fees, related to: (i) the Termination Payments, or (ii) the fact that the Purchaser has not assumed the Collective Bargaining Agreements and/or offered employment to all of the Specified Employees.

(c)                                  Purchaser shall indemnify and hold Seller and its Affiliates harmless from any liability, claims, actions, damages, judgments, penalties, costs, and expenses, including reasonable attorneys’ fees, related to any claim with respect to or in connection with any employee employed at the Property accruing and arising from and after the Closing except as otherwise provided in this Agreement.  Seller shall indemnify and hold Purchaser harmless from any liability, claims, actions, damages, judgments, penalties, costs, and expenses, including reasonable attorneys’ fees related to any claim with respect to or in connection with any employee employed at the Property arising or accruing prior to the Closing except as otherwise provided in this Agreement.

(d)                                 In the event Purchaser assumes the Collective Bargaining Agreements and offers employment to all of the Specified Employees, Purchaser shall execute the Assumptions of Collective Bargaining Agreement in the form attached hereto as Exhibit 18.1(d).  In such event, the parties intend to comply with section 4204(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to take any other action required or desirable, so that no withdrawal liability is imposed upon Seller or its Affiliates as a result of this transaction or any subsequent action or omission of Purchaser or any affiliate of Purchaser.  To that end, Purchaser agrees and covenants: (i) to contribute for the plan year of the sale and the Surety Period (as hereinafter defined), to any multiemployer pension fund to which payments are required to be made in respect of the Specified Employees (the “Multiemployer Pension Plan”) for substantially the same number of contribution base units, as defined in Section 4001(a)(11) of ERISA, for which Seller was obligated to contribute prior to the Closing Date with respect to the Specified Employees, and (ii) unless a waiver is in effect pursuant to Section 4204(c) of ERISA, to provide to and for the benefit of the Multiemployer Pension Plan, for the five (5) plan years commencing with the first plan year to begin after the Closing Date (the “Surety Period”), either a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, a letter of credit or an amount held in escrow by a bank or similar financial institution, in either case in an amount equal to the great of (A) the average annual contribution that Seller was required to make with respect to the covered operations for the three plan years preceding the plan year in which the Closing Date occurs with respect to the Specified Employees, (B) the annual contribution that Seller was required to make with respect to the covered operation for the plan year preceding the plan year in which the Closing Date occurs with respect to the Specified Employees, which bond, letter of credit or such amount held in escrow shall be paid to the Multiemployer Pension Plan, if at any time during the Surety Period, Purchaser, or any successor in interest thereto, withdraws from the Multiemployer Pension Plan or fails to make any contribution to the Multiemployer Pension Plan when due.  If a waiver is not in effect pursuant to Section 4204(c) of ERISA, Purchaser shall deliver to the Multiemployer Pension Plan by the first day of the plan year following the Closing Date, with copies to Seller, either the bond or evidence of the establishment of an escrow described in the preceding sentence.  If Purchaser or any successor in interest thereto shall withdraw from the Multiemployer Pension Plan in either a complete or partial withdrawal, as such terms are used in Sections 4203 and 4205 of ERISA, and withdrawal liability is imposed under Section 4201 of ERISA, Seller agrees that Seller and its Affiliates shall be secondarily liable to the Multiemployer Pension Plan for any withdrawal liability that it would have had to the Multiemployer Pension Plan in the absence of Section 4204 of ERISA; provided, however, that the preceding clause of this sentence will be void and of no effect, if the parties obtain a variance from the requirements of Section 4204(a)(1)(C) of ERISA.  The parties will reasonably cooperate in obtaining a variance from the requirements of Sections 4204(a)(1)(B) and 4204(a)(1)(C) of ERISA.  To the extent that any obligation is imposed on Purchaser herein, Purchaser agrees to require each of its successors in interest and assigns to specifically assume and accept the obligations assumed by it under this Section 18.1 if and to the extent Seller would otherwise be liable for such obligations.  Purchaser agrees to indemnify and hold Seller harmless from and against any and all losses, costs, liens, claims, liabilities or damages (including, but not limited to, reasonable attorneys’ fees and disbursements) arising from or relating to a breach of its obligations under this Section 18.1 or any complete or partial withdrawal liability arising as a result of this transaction.

(e)                                  The obligations and undertaking of Purchaser under this Section 18.1 is a special inducement to Seller to enter into this Agreement without which Seller would not enter into this Agreement.  Any obligations of the Purchaser pursuant to this Section 18.1 shall supersede and take precedence over any other debts or obligations of Purchaser and/or the Property, and Purchaser shall take no actions (or fail to take any actions) inconsistent herewith.

(f)                                    The provisions of this Section 18.1 shall survive the Closing.

ARTICLE XIX
MISCELLANEOUS

Section 19.1                                Waivers.  No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof or of any other covenant or provision contained herein.  No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.

Section 19.2                                TIME OF THE ESSENCE.  TIME IS OF THE ESSENCE WITH RESPECT TO ALL TIME PERIODS AND DATES FOR PERFORMANCE SET FORTH IN THIS AGREEMENT.

Section 19.3                                Recovery of Certain Fees.  In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover from the other party all reasonable attorneys’ fees and costs resulting therefrom.  For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding.  The provisions of this Section 19.3 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

Section 19.4                                Construction.  Headings at the beginning of each Article and Section are solely for the convenience of the parties and are not a part of this Agreement.  Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa.  This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.  All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement.  In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.

Section 19.5                                Counterparts.  This Agreement may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed original.  All such fully executed original counterparts will collectively constitute a single agreement. This Agreement may be executed by facsimile or “.pdf” signatures and a facsimile or “.pdf” of a signature shall have the same legal effect as an originally drawn signature.

Section 19.6                                Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 19.7                                Entire Agreement.  This Agreement represents the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings between the parties hereto.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.

Section 19.8                                GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.  ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY PURCHASER OR SELLER IN THE STATE COURTS OF THE STATE OF NEW YORK AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE THEREIN.  VENUE SHALL BE IN THE CITY, COUNTY AND STATE OF NEW YORK.

Section 19.9                                No Recording.  The parties hereto agree that neither this Agreement nor any affidavit or memorandum concerning it will be recorded and any recording of this Agreement or any such affidavit or memorandum by Purchaser will be deemed a default by Purchaser hereunder.

Section 19.10                          Further Actions.  The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.  This provision shall survive the Closing.

Section 19.11                          No Partnership.  Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

Section 19.12                          Limitations on Benefits.  It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser, and Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Seller or their respective successors and assigns as permitted hereunder. Except as set forth in this Section 19.12, nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including, without limitation, Broker) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.

Section 19.13                          Tax Protest.  If as a result of a protest of the real property taxes relating to the Property for any year prior to the year of the Closing any refund or reduction of any real property or other tax or assessment relating to the Property is obtained, such refund or reduction shall belong to Seller after first providing for payment of costs of collection (including, without limitation, attorneys’ fees and disbursements) and adjustments owed Tenants under the Leases. If as a result of a protest of the real property taxes relating to the Property for the year of the Closing any refund or reduction of any real property or other tax or assessment relating to the Property for the year of the Closing is obtained, such refund or reduction shall be prorated between Seller and Purchaser based upon their respective periods of ownership of the Property during the year of the Closing, after first providing for payment of costs of collection (including, without limitation, attorneys’ fees and disbursements which shall be prorated between Seller and Purchaser if the tax protest involves more than one calendar year) and adjustments owed Tenants under the Leases. The parties agree that Seller shall have the right to file, maintain, control and settle the protest of the real property taxes relating to the Property for the full calendar years prior to the Closing, and Purchaser shall cooperate in connection therewith. This provision shall survive the Closing.

Section 19.14                          Waiver of Jury Trial.  Seller and Purchaser each hereby knowingly and unconditionally waive any and all right to demand a jury trial in any action for the interpretation of enforcement of this Agreement.  This provision shall survive the Closing.

Section 19.15                          Independent Counsel.  Purchaser and Seller each acknowledge that:  (i) they have been represented by independent counsel in connection with this Agreement; (ii) they have executed this Agreement with the advice of such counsel; and (iii) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel.  The fact that this Agreement was prepared by Seller’s counsel as a matter of convenience shall have no import or significance.  Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller’s counsel prepared this Agreement in its final form.

Section 19.16                          1031 Exchange.  Purchaser acknowledges that Seller may exchange the Property for other property to be held by Seller for productive use in trade or business, or for investment, in an exchange (the “Exchange”) which will qualify for non-recognition of gain under Section 1031 of the Code, and the Treasury Regulations promulgated thereunder (the “Treasury Regulations”).  Purchaser further acknowledges that, in connection with such Exchange, Seller may have assigned all of its rights, title and interest in, to and under this Agreement to a “qualified intermediary” (as such term is defined in Treasury Regulation 1.1031(k)-1(g)(4) (the “Qualified Intermediary”) and that in the event of such assignment the Purchaser is paying the Purchase Price to the Qualified Intermediary.  Purchaser hereby covenants and agrees that it shall cooperate fully with Seller and the Qualified Intermediary in connection with any Exchange, including, without limitation, by taking such actions and executing such documents as may reasonably be required in connection with an Exchange; provided, however, that the Exchange shall not result in any cost, expense or liability to Purchaser.  Accordingly, Seller shall reimburse Purchaser for and hold Purchaser harmless from any costs or damages actually incurred by Purchaser (including reasonable attorneys’ fees) in connection with such cooperation by Purchaser.  This provision shall survive the Closing.

[Signatures appear on follow page]

IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement as of the Effective Date.

PURCHASER

VALLEY STREAM GREEN ACRES LLC, a Delaware limited liability company

By:	/s/ Thomas J. Leanse

[Signatures continued on next page]

SELLER

GREEN ACRES MALL, L.L.C., a Delaware limited liability company

By:	Vornado Green Acres SPE Managing Member, Inc., a Delaware corporation, its managing member

	By:	/s/ Alan Rice
Name: Alan Rice
Title: Authorized Signatory

Guaranty of Certain of Seller’s Obligations.  Vornado Realty L.P. agrees that it shall be personally liable and responsible for, and hereby unconditionally guarantees to Purchaser, the Closing Surviving Obligations of the Seller, as well as any Seller’s Affidavit delivered pursuant to Section 9.1(d) above, and the obligations of Seller under Section 10.8(a).

GUARANTOR:

VORNADO REALTY L.P., a Delaware limited partnership

By:	Vornado Realty Trust, a Maryland real estate investment trust, its general partner

	By:	/s/ Alan Rice
Name: Alan Rice
Title: Authorized Signatory

JOINDER BY ESCROW AGENT

TO

AGREEMENT OF SALE AND PURCHASE

The undersigned hereby acknowledges receipt of the Earnest Money Deposit of Thirty Million Dollars ($30,000,000), and agrees to hold and dispose of the Earnest Money Deposit, and interest thereon, in accordance with the provisions of Articles IV and XVII of the foregoing Agreement.

ESCROW AGENT

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:	/s/ Mai-Ly Marsh
Name: Mai-Ly Marsh
Title: Sr. Commercial Escrow Officer

Date: October 19, 2012

List of Omitted Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibits to the Agreement of Sale and Purchase have been omitted from this Exhibit 2.1:

Exhibit 1.1(A)	Operating Agreement
Exhibit 1.1(B)	Title Defects and Encumbrances to Title
Exhibit 1.1(C)	Legal Description of Real Property
Exhibit 5.2(a)	Documents
Exhibit 7.1	Capital Improvements
Exhibit 8.1(g)	Funding of Pension Benefits
Exhibit 8.1(i)	Security Deposits Held by Ground Lessors
Exhibit 8.1(j)	Bankruptcies/Insolvencies of Operating Agreement Counterparties
Exhibit 8.1(l)	Contracts
Exhibit 8.1(o)	Zoning Changes; Special Use Permits
Exhibit 8.1(r)	Violations
Exhibit 8.1(s)	Assessments
Exhibit 8.1(t)	Tax Proceedings
Exhibit 8.1(u)	Management and Brokerage Agreements
Exhibit 8.1(v)	Environmental Conditions
Exhibit 9.1(d)	Form of Tenant Estoppel Certificate
Exhibit 9.1(e)	Form of Ground Lease Estoppel Certificate
Exhibit 9.1(f)	Form of Operating Agreement Estoppel Certificate
Exhibit 10.3(a)	Form of Deed
Exhibit 10.3(b)	Form of Bill of Sale
Exhibit 10.3(d)	Form of Assignment
Exhibit 10.3(f)	Form of Certificate as to Non-Foreign Status
Exhibit 10.3(g)	Form of Assignment of Leases
Exhibit 10.3(m)	Form of Notice to Tenants
Exhibit 10.3(n)	Form of Assignment of Ground Lease
Exhibit 10.3(o)	Form of Seller’s Title Affidavit
Exhibit 10.6	Insurance
Exhibit 18.1(d)	Form of Assumptions of Collective Bargaining Agreement